Exhibit 2.1

PURCHASE AND SALE AGREEMENT

among
TRACKER RESOURCE DEVELOPMENT III, LLC,
and
TRD III ROYALTY HOLDINGS (TX), LP
as Seller

and
EARTHSTONE ENERGY, INC.
and
EARTHSTONE ENERGY HOLDINGS, LLC,
as Buyer

Dated
March 31, 2021

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Exhibit List

Exhibit	Title
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Fee Minerals
Exhibit A-4	Frac Ponds
Exhibit A-5	Surface Interests
Exhibit A-6	Contracts
Exhibit A-7	Permits
Exhibit B	Form of No Warranty Mineral Deed
Exhibit C	Form of Assignment, Bill of Sale, and Conveyance
Exhibit D	Form of Buyer’s Officer’s Certificate
Exhibit E	Form of Seller’s Officer’s Certificate
Exhibit F-1	Form of Seller’s Certificate of Non-Foreign Status – OpCo
Exhibit F-2	Form of Seller’s Certificate of Non-Foreign Status – RoyaltyCo
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Lock-up Agreement
Exhibit I	Form of Side Letter

[Remainder of page left blank.]

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(continued)
Schedule List

Schedule	Title
Schedule 1.3(p)	Certain Excluded Assets
Schedule 2.3(d)(6)	Overhead
Schedule 3.2(c)	Matters Related to Access
Schedule 4.1(b)(9)	Lease Expirations
Schedule 6.7	Litigation
Schedule 6.8	Preferential Rights to Purchase and Required Consents
Schedule 6.9	Material Contract Matters
Schedule 6.10	Compliance with Laws
Schedule 6.11	Suspense Funds
Schedule 6.12	Environmental Matters
Schedule 6.13	Tax Matters
Schedule 6.14	Capital Projects; AFEs
Schedule 6.15	Payments for Production
Schedule 6.16	Imbalances
Schedule 6.17	Hedges
Schedule 6.19	Non-Consent Operations
Schedule 6.21	Bonds
Schedule 6.24	Personal Property
Schedule 7.2(a)	Capitalization of Earthstone
Schedule 8.2(b)	Certain Earthstone Covenant Matters
Schedule 8.3(d)	Midstream Agreements Requiring Novation
Schedule 8.3(e)	MOI
Schedule 8.6	Restricted Persons and Designated Area
Schedule 9.8	Allocations for Federal Income Tax Purposes
Schedule 10.1(d)	Persons Entitled to Stock Consideration
Schedule 15.20	Sequel Matters

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Purchase and Sale Agreement
This Purchase and Sale Agreement (“Agreement”), dated March 31, 2021 (the “Execution Date”), is by and among Tracker Resource Development III, LLC, a Delaware limited liability company (“OpCo”), TRD III Royalty Holdings (TX), LP, a Texas limited partnership (“RoyaltyCo” and, together with OpCo, both individually and collectively, “Seller”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Buyer”), and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”). Earthstone, Buyer and Seller are, individually, a “Party,” and are, collectively, the “Parties.” Capitalized terms used in this Agreement have the meaning given such terms in Annex I to this Agreement.
RECITALS
A.Seller desires to sell the Assets.
B.Buyer desires to purchase the Assets.
C.Seller and Buyer wish to accomplish the foregoing sale and purchase, all under the terms and conditions of this Agreement.
D.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Seller, Earthstone and Buyer to enter into this Agreement, certain stockholders of Earthstone (the “Significant Earthstone Stockholders”) are entering into a support and voting agreement (the “Voting Agreement”) with Seller pursuant to which the Significant Earthstone Stockholders have agreed, upon the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of their shares of Class A Common Stock in favor of the approval and adoption of the issuance of Class A Common Stock pursuant to the terms of this Agreement.
AGREEMENT
In consideration of the mutual promises, covenants, and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the Assets.
Section 1.2 Assets. The term “Assets” means all of Seller’s right, title, and interest, in and to the following, other than the Excluded Assets:
(a) the oil and gas leases (together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions,

covenants and obligations set forth in such leases and/or on Exhibit A-1) described on Exhibit A-1 (collectively, the “Leases”), and all the lands covered by the Leases (the “Lands”), including all rights in any pooled acreage by virtue of the Leases or Lands being a part thereof (the “Units”);
(b)the oil, gas, water, disposal, and/or injection wells located on, under, or within, or pooled with, the Leases and Lands, in each case, whether producing, operating, plugged, shut-in, or temporarily or permanently abandoned, including the wells described in Exhibit A-2 (collectively, the “Wells”);
(c)(1) all Hydrocarbons produced from, allocated to, or attributable to the Properties on or after the Effective Time (or the proceeds from the sale of such Hydrocarbons); (2) all Inventory as of the Effective Time in respect of which the Cash Consideration is increased in accordance with Section 2.3(d)(2) (or the proceeds thereof as determined in accordance with Section 2.3(d)(2)); and (3) all Imbalance Volumes.
(d)the fee mineral interests described in Exhibit A-3 (the “Fee Minerals”);
(e)those ponds used to store water described on Exhibit A-4 (the “Frac Ponds”);
(f)all surface leases, surface use agreements, road access agreements, road use agreements, servitudes, rights-of-way, easements, and other similar surface rights to operate the Properties or Frac Ponds, or used in connection with any of the Properties or Frac Ponds, including those described in Exhibit A-5 (the “Surface Interests”);
(g)all pipelines, flowlines, gathering systems, field offices, yards, and buildings (together with, to the extent transferable, all fixtures, furniture, and equipment located in or at any such offices, yards, or buildings), compressors, meters, tanks, pumps, machinery, tools, pulling machines, utility lines, tangible personal property, equipment, fixtures, improvements and other appurtenances, in each case that, as of or after the Effective Time, are located on the Units, Frac Ponds, or Regalo Field Yard and previously or currently used (or held for use) in connection with (1) the ownership and operation of the Properties or (2) the exploration, development, drilling for, production, gathering, treatment, handling, processing, storing, transporting, sale, or disposal of Hydrocarbons or water produced from the Properties (the “Facilities”);
(h)to the extent assignable or transferable by Seller without payment of additional fees and/or other penalties (unless Buyer agrees in advance in writing to pay such additional fees and/or other penalties), all Permits used or held for use in connection with the ownership or operation of the Properties or Facilities, including those Permits described on Exhibit A-7;
(i)to the extent transferable without payment of additional consideration (unless Buyer agrees in advance in writing to pay such additional consideration), all Contracts insofar as such Contracts relate to the ownership or operation of the assets and properties described in this Section 1.2, including those Contracts described in Exhibit A-6;
(j)the Records;
(k)all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering the Properties, in each case only to the extent such data is transferable without the payment of any fee or additional consideration to a third party (unless Buyer agrees in advance in writing to pay such fee or consideration) or the breach of any confidentiality restrictions owed to any Person other than Seller or its Affiliates; and
(l)all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, insurance contracts to the extent assignable and transferable, and defenses), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to or cover any Assumed Liabilities.
Section 1.3 Excluded Assets. The Assets do not include, and Seller does hereby expressly except and exclude from this Agreement and the Transaction and reserves to itself, each of the following (the “Excluded Assets”):
(a)all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses, and any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, or other claims of any nature in favor of Seller), whether arising before, on, or after the Effective Time, to the extent such rights, claims, and causes of action relate to any of the Retained Liabilities or Seller’s indemnity obligations under this Agreement;
(b)any accounts receivable, trade accounts, accounts payable (other than Suspense Funds), or any other receivables attributable to the Assets and accruing to the period before the Effective Time;
(c)refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests, or production payments attributable to the Assets with respect to any period of time prior to the Effective Time;
(d)any documents related to the process of selling the Assets, including Seller’s or its Affiliates’ economic projections or analyses relating to the Assets and any proposal received with respect to the Assets;
(e)all corporate, financial (including consolidated financial statements), Tax, and legal (other than title opinions) records of Seller unrelated to the Assets;
(f)all contracts of insurance and contractual indemnity rights unless otherwise assigned or transferred pursuant to Section 1.2(l);

(g)except to the extent related to an upward adjustment to the Cash Consideration, all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto (and, for the avoidance of doubt, excluding Inventory as of the Effective Time and Imbalance Volumes);
(h)all claims for refunds, credits, or similar benefits relating to Seller Taxes;
(i)all documents and instruments of Seller (or any Affiliate of Seller) that are (1) subject to un-Affiliated third-Person contractual restrictions on disclosure or transfer (unless Buyer notifies Seller in advance in writing that it is willing to pay a specific fee associated therewith (if any), to such unaffiliated third Person in which case Seller will request that any such restriction be waived without the requirement for Seller to make payment of additional consideration), (2) interpretative or subjective data, (3) personnel information, (4) Income Tax information, (5) claims retained by Seller received from, and records of negotiations with, third Persons and economic analyses associated therewith;
(j)the files, records, and data relating to the Assets that are maintained by Seller or its Affiliates (1) on Seller’s or its Affiliate’s email systems or (2) in emails, schedules, notes, calendars, contacts, or task lists of the employees of Seller or its Affiliates;
(k)all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering any portion of the Properties, in each case only to the extent such data is not transferable (including any such data that is only transferable, for example, upon the payment of any fee or additional consideration (unless Buyer agrees in advance in writing to pay such fee or consideration)) or the transfer of which would result in a breach of any confidentiality restrictions owed to Persons other than Seller or its Affiliates;
(l)the Seller Bonds;
(m)all master service agreements and all drilling contracts;
(n)overhead recovery paid or payable to Seller or its Affiliates by Sequel for operation of the Assets prior to Closing;
(o)any logo, service mark, copyright, trade name, domain name, phone number, or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;
(p)any assets or properties owned by TRI66 Holdings, LLC, a Delaware limited liability company, including all of those assets and properties described in Schedule 1.3(p);
(q)any contractual rights to use any water produced from Section 66, Block 14, H&TC Ry. Co. Survey, Abstract 998, Irion County, Texas;
(r)the MOI Note and the MOI Mortgage; and

(s)any cash amounts due from Sequel or its Affiliates to Seller or its Affiliates under Section 2.2(c) of the JDA-2 or under the Side Letter Agreement dated March 31, 2021, between OpCo and SEG-TRD II LLC, a Delaware limited liability company.
Section 1.4 Effective Time. If the Transaction is consummated in accordance with the terms and conditions hereof, possession of the Assets shall be transferred from Seller to Buyer at Closing, but certain financial benefits and obligations of the Assets shall be transferred and assumed effective as of 12:01 a.m., Central Time, on March 1, 2021 (the “Effective Time”), as further set forth in this Agreement.
ARTICLE II
PURCHASE PRICE
Section 2.1 Base Purchase Price; Deposit; the Closing Amount.
(a)Base Purchase Price. The “Base Purchase Price” for the Assets is the aggregate of:
(1)Twenty-Nine Million Six Hundred Thousand and no/100 U.S. Dollars (U.S. $29,600,000.00) (the “Cash Consideration”); and
(2)4,700,000 fully paid and nonassessable shares of Class A Common Stock (the “Stock Consideration”).
(b)Adjustments Based on Common Stock Changes. If, at any time on or after the Execution Date and prior to the Closing Date, in the event of any change in the Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Buyer (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), but excluding the conversion or exchange of Class B Common Stock for Class A Common Stock, and consequently the number of shares of Common Stock changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, stockholder rights or other securities or rights of Buyer issued to or acquired by Seller.
(c)Deposit. As an earnest money deposit, Buyer shall deliver to the Escrow Agent, within one Business Day after the Execution Date, by wire transfer of immediately available funds to the Escrow Account, an amount equal to 10% of the Cash Consideration (such amount, together with any interest earned thereon, the “Deposit”), to be held in accordance with the terms of this Agreement.
(d)Application of Deposit. If the transaction contemplated by this Agreement (the “Transaction”) closes, the Deposit shall be applied as a credit to the Cash Consideration at

Closing and distributed in accordance with Article XIV. If this Agreement is terminated prior to Closing, the Deposit shall be distributed or retained under Article XI.
Section 2.2 Allocation of the Base Purchase Price. Solely for the purposes of this Agreement, Buyer and Seller have allocated the Base Purchase Price among the Leases and Wells as set forth on Exhibit A-1 and Exhibit A-2, respectively. No Party makes any representation or warranty concerning the accuracy of the Allocated Values.
Section 2.3 Adjustments to Cash Consideration. All adjustments to the Cash Consideration shall be made according to the factors described in this Section 2.3 and without duplication.
(a)Proration of Costs and Revenues. For purposes of determining the amounts of the adjustments to the Cash Consideration provided for in this Section 2.3, the principles set forth in this Section 2.3(a) apply. Buyer is entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets at or after the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Expenses or other expenses incurred (1) at and after the Effective Time, and (2) prior to the Effective Time as provided in Section 14.1. Seller is entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receivables, receipts, and credits earned with respect to the Assets prior to the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, is interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.3(a), (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (2) gaseous Hydrocarbons (including any natural gas liquids recovered by virtue of processing such gaseous Hydrocarbons) shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters, or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures, reasonably consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.
(b)Preliminary Settlement Statement. The Closing Amount will be set out in a “Preliminary Settlement Statement” prepared in good faith by OpCo and submitted to Buyer no later than five Business Days prior to the Closing Date for Buyer’s review and comment. OpCo shall provide Buyer written wire transfer instructions for payment of the Closing Amount, and the Parties shall cooperate in good faith to settle on the contents of the Preliminary Settlement Statement, and execute the same, at Closing. If the Parties cannot agree on the Preliminary Settlement Statement prior to such time, the Preliminary Settlement Statement as presented by OpCo will be used to adjust the Cash Consideration at Closing. The Preliminary Settlement Statement will set forth the Closing Amount and associated calculation of such adjustments used to determine the Closing Amount. After Closing, the Cash Consideration will be adjusted in the Final Settlement Statement under Section 13.1.
(c)Property Expenses. The term “Property Expenses” means costs and expenses incurred that are attributable to the ownership, exploration, development and operation of the Assets, including capital expenses, operating expenses, facilities and plant expenses, field office costs, employee and other service provider costs related to all employees based in the field offices, joint interest billings, any expense chargeable to the joint account under the applicable operating agreement (including overhead costs charged to the Assets, or if none, charged to the Assets on the same basis as charged on the Execution Date), lease operating expenses, lease rental and maintenance costs, Burdens, drilling expenses, completion expenses, workover expenses, and geological, geophysical, any other exploration, development, transportation, compression, processing, or maintenance expenditures chargeable under applicable agreements, and any interest payments under the MOI Note or MOI Mortgage; provided, however, that Property Expenses do not include Asset Taxes (which are apportioned under Article IX), Income Taxes, Remediation Costs to remedy any asserted Environmental Defect and the costs to correct, cure, and remedy any asserted Title Defect timely and correctly submitted to Seller as provided in this Agreement, and any and all payments of Seller to Sequel under the JDAs.
(d)Upward Adjustments. The Cash Consideration will be adjusted upward by, without duplication:
(1)an amount equal to all proceeds received and retained by Buyer or any of its Affiliates from the production, transportation, gathering, processing, treating, or sale of Hydrocarbons produced from or attributable or credited to the Assets prior to the Effective Time, excluding Inventory, less any costs, Burdens, Taxes, transportation, quality, or other deductions, differentials and postproduction costs and expenses;
(2)an amount equal to the value of all Inventory as of the Effective Time, or, if such Inventory has not been sold, an amount equal to (i) the volume of Inventory (with respect to (x) oil or (y) natural gas if such natural gas is measured on an Mcf basis) or heating content (with respect to natural gas if such natural gas is measured on an MMBtu basis) multiplied by (ii) the average sales price received by Seller or its Affiliates for the sale of like volumes or heating content for the month of February 2021 (net of any deductions or Taxes);
(3)an amount equal to all Property Expenses attributable to periods from and after the Effective Time that are paid or borne by Seller or any of its Affiliates;
(4)to the extent not covered in the preceding paragraph, an amount equal to the prepaid Property Expenses (other than any Income Taxes, Asset Taxes, and Transfer Taxes imposed on any transfer of the Assets under this Agreement) attributable to the Assets from and after the Effective Time that were paid or borne by or on behalf of Seller or its Affiliates and that have not been incurred as of the Effective Time, including lease rentals, prepaid compressor and other rental charges, prepaid rights of way and license fees, and prepaid utility charges;
(5)all expenses, including capital expenditures, incurred and paid by or on behalf of Seller in connection with the Capital Projects or AFEs described on Schedule 6.14 incurred or paid after the Effective Time;
(6)the amount set forth on Schedule 2.3(d)(6);
(7)an amount equal to all Asset Taxes allocable to Buyer in accordance with Section 9.1 or Section 9.2 that are paid or borne by Seller or any of its Affiliates;
(8)an amount equal to the upward adjustment contemplated by Section 2.3(f) as a result of any Imbalance Volumes, if any;
(9)an amount equal to the Title Benefit Amount, if any; and
(10)any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.
(e)Downward Adjustments. The Cash Consideration will be adjusted downward by, without duplication:
(1)an amount equal to all proceeds received and retained by Seller or its Affiliates from the production, transportation, gathering, processing, treating, or sale of Hydrocarbons produced from or attributable or credited to the Assets from and after the Effective Time, and less any Property Expenses, Burdens, Taxes, transportation, quality or other deductions, differentials and post-production costs and expenses;
(2)an amount equal to all Property Expenses attributable to periods before the Effective Time that are paid or borne by Buyer or any of its Affiliates;
(3)an amount equal to all Asset Taxes allocable to Seller in accordance with Section 9.1 or Section 9.2 that are paid or borne by Buyer or any of its Affiliates;
(4)an amount equal to the Title Defect Adjustment, if applicable;
(5)an amount equal to the Environmental Defect Adjustment, if applicable;
(6)an amount equal to the Suspense Funds, if applicable;
(7)any Net Casualty Loss;

(8)an amount equal to the downward adjustment contemplated by Section 2.3(f), if any;
(9)an amount equal to the Allocated Value as contemplated by Section 4.5(a), if any;
(10)an amount equal to the Allocated Value as contemplated by Section 4.5(b), if any;
(11)to the extent actually paid by Buyer, an amount equal to Seller’s portion of the fees and costs charged by the Escrow Agent associated with the Escrow Agreement contemplated by Section 14.5(e)(6); and
(12)any other amount provided for in this Agreement or as may be agreed to in writing by Buyer and Seller.
(f)Well and Pipeline Imbalance Adjustments. The Parties shall adjust the Cash Consideration at Closing and in the Final Settlement Statement under Section 13.1(a) (if needed) either up (if as of the Effective Time there is a net under-production or over-delivery Imbalance Volume), or down (if as of the Effective Time there is a net over-production or under-delivery Imbalance Volume), as appropriate, by an amount equal to $2.22 per Mmbtu for any pipeline, gathering system, transportation system, or processing plant imbalances and $2.78 per Mcf for any wellhead imbalances. All Imbalance Volumes generated after the Effective Time will be the responsibility of Buyer.
Section 2.4 Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that Buyer and its Affiliates shall use commercially reasonable efforts to provide Seller notice of any amounts otherwise payable that it intends to deduct and withhold at least five days prior to making such withholding, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
BUYER'S DUE DILIGENCE; DISCLAIMERS
Section 3.1 Access to Records. From and after the Execution Date and until Closing, and subject to Sections 8.3(a) and 8.3(b), Seller will make the Records available to Buyer and its Representatives electronically (on an ftp or similar site) to permit Buyer and its Representatives to perform Buyer’s due diligence review. Subject to the consent and cooperation of third Persons, Seller will use commercially reasonable efforts to assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from third Persons as Buyer may reasonably request in writing for the purposes of Buyer’s due diligence review. Buyer and its

Representatives may inspect (and, at Buyer’s expense, make copies of) the Records and such additional information only to the extent such inspection does not violate any legal privilege of Seller or its Affiliates or contractual commitment of Seller to a third Person that is not an Affiliate of any member of the Seller Group.
Section 3.2 Access to the Assets.
(a)Access. To the extent that Seller may do so, and subject to Section 5.1, Seller shall grant Buyer, its Representatives, and the Environmental Consultant access to the Seller-Operated Properties during Seller’s normal business hours so Buyer, its Representatives, and the Environmental Consultant may conduct, at Buyer’s sole risk and expense, a non-intrusive, on-site surface inspection of all or any portion of the Assets and an inspection and review of Seller’s files covering environmental matters, all solely in accordance with the Phase I Activities (each, an “Environmental Assessment”). Buyer shall (and shall cause Buyer’s Representatives and the Environmental Consultant to) give Seller reasonable (and in no event any less than 48 hours’) prior written notice before entering onto any of the Assets, and Seller or its designee(s) shall have the right to accompany Buyer, its Representatives, and the Environmental Consultant whenever they are on site of the Assets. Buyer, its Representatives, and the Environmental Consultant shall not have access to, and shall not be permitted to conduct any environmental inspection with respect to, any Assets to which Seller does not have the authority to grant access for such due diligence. Buyer shall not conduct an ASTM Phase II environmental assessment or any sampling, boring, drilling, or other invasive investigation activities (all of such assessments or sampling are “Invasive Activities”) without the prior notice and written consent of Seller, which consent Seller may withhold for any or no reason in its sole and absolute discretion. If Buyer, its Representatives, or the Environmental Consultant prepares any environmental assessment or report of any Asset (including any Environmental Assessment or Invasive Activities, if permitted by Seller), Buyer shall keep, and shall cause such Representatives and/or the Environmental Consultant to keep, such report or assessment confidential and furnish copies thereof to Seller within one week of receipt thereof by Buyer, its Affiliates, or its or their Representatives. In connection with any on-site inspections, if any, prior to Closing, Buyer (1) shall comply with, and will cause its Representatives and the Environmental Consultant to comply with, all requirements of the operators of the Assets, (2) shall not materially interfere with, and will cause its Representatives and the Environmental Consultant not to materially interfere with, the normal operation of the Assets or Seller’s business, and (3) represents that it and its Representatives and the Environmental Consultant are adequately insured for such activities in compliance with Schedule 3.2(c).
(b)Indemnity. BUYER WAIVES AND RELEASES, AND SHALL DEFEND, INDEMNIFY, SAVE, AND HOLD THE SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, RESULTING FROM, OR RELATING TO THE ACCESS AFFORDED TO BUYER, ITS REPRESENTATIVES, AND THE ENVIRONMENTAL CONSULTANT UNDER THIS AGREEMENT OR THE ACTIVITIES OF BUYER, ITS REPRESENTATIVES, OR THE ENVIRONMENTAL CONSULTANT RELATED TO SUCH ACCESS, ANY ENVIRONMENTAL ASSESSMENT, OR ANY INVASIVE ACTIVITIES, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE

SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER GROUP, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP AND ANY ENVIRONMENTAL DEFECT DISCOVERED BY BUYER AND ITS REPRESENTATIVES IN THE COURSE OF BUYER’S ENVIRONMENTAL ASSESSMENT OR ANY INVASIVE ACTIVITIES. THIS SECTION 3.2(B) WILL SURVIVE THE TERMINATION OF THIS AGREEMENT.

(c)Matters Related to Access. The Parties shall comply with the matters set forth on Schedule 3.2(c).
Section 3.3 Disclaimers.
(a)EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, SELLER’S CERTIFICATE AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW, OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE, AND RELEASE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY WARRANTY OF MERCHANTABILITY, CONDITION, OR SAFETY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IN EACH CASE WHETHER EXPRESS, IMPLIED, STATUTORY, COMMON LAW, OR OTHERWISE; AND, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, SELLER’S CERTIFICATE AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, BUYER ACCEPTS THE ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS.” EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND SELLER’S CERTIFICATE, ALL DESCRIPTIONS OF THE WELLS, FACILITIES, PERSONAL PROPERTY, FIXTURES, STRUCTURES, AND OTHER ASSETS HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. BUYER EXPRESSLY WAIVES (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY LAW.

(b)EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, SELLER’S CERTIFICATE AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (1) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY OF THE RECORDS OR OTHER INFORMATION FURNISHED WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS; (2) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM

ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS; (3) THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE ASSETS BASED THEREON; (4) THE CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS; (5) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (6) REGULATORY MATTERS; (7) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (8) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (9) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; OR (10) THE TAX ATTRIBUTES OF ANY ASSETS. ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES, EXCEPT AS TO ANY SCHEDULE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK, AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON THE SAME.

(c)THE DISCLAIMERS AND DENIALS OF WARRANTY IN THIS SECTION 3.3 ALSO EXTEND TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS OR OTHER SUBSTANCES FROM THE PROPERTIES (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON THE SAME), IT BEING ACKNOWLEDGED, AGREED, AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE, AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL AND INDEPENDENT EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES, AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE HYDROCARBON VOLUMES, FUTURE FINDING COSTS, AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(d)EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 6.12 AND SELLER’S CERTIFICATE, SELLER HAS NOT AND WILL NOT MAKE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 6.12 AND SELLER’S CERTIFICATE, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OR ENVIRONMENTAL ASSESSMENTS AS BUYER DEEMS APPROPRIATE.

(e)THE PARTIES HEREBY ACKNOWLEDGE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH LAW.
ARTICLE IV
TITLE MATTERS
Section 4.1 Definitions.
(a)Defensible Title. “Defensible Title” means such record, contractual, or beneficial title of Seller in any Lease or Well, except for Permitted Encumbrances:
(1)in the case of each Lease or Well described on Exhibit A-1 or Exhibit A-2, respectively, only insofar as to the Target Formation for such Lease or Well, entitles Seller to receive not less than the NRI for such Lease as described in the column “Total NRI (NRI+ORRI)” for such Lease on Exhibit A-1 or the NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2, except as otherwise stated on Exhibit A-1 or Exhibit A-2;
(2)in the case of each Well described in Exhibit A-2, only insofar as to the Target Formation for such Well, obligates OpCo to bear the WI for such Well not greater than the WI set forth in the column “Working Interest (WI)” on Exhibit A-2 with respect to such Well, except as otherwise stated on Exhibit A-2;
(3)in the case of each Lease described Exhibit A-1, only insofar as to the Target Formation for such Lease, entitles OpCo to the Net Acres for such Lease not less than the Net Acres set forth in the column “Net Acres (NA)” on Exhibit A-1 with respect to such Lease, except as otherwise stated on Exhibit A-1; and
(4)only as to the Target Formation, is free and clear of Encumbrances.
If a Lease or Well has not been given an Allocated Value, Seller shall be deemed to have Defensible Title to such Lease or Well.
(b)Permitted Encumbrances. “Permitted Encumbrances” means:
(1)Burdens, to the extent such Burdens do not operate to reduce Seller’s NRI for any Lease or Well to below the NRI for such Lease as described in the column “Total NRI (NRI+ORRI)” for such Lease on Exhibit A-1 or the NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2;
(2)statutory liens or encumbrances arising out of operation of Law with respect to a Loss incurred in the normal course of business and that are not delinquent or that are being contested in good faith;

(3)liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(4)all Customary Post-Closing Consents;
(5)easements, rights-of-way, servitudes, land use permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Lease or Well;
(6)rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through other common or joint ownership;
(7)the terms and conditions of the Material Contracts to the extent that such Material Contracts do not operate to reduce Seller’s NRI for such Lease as described in the column “Total NRI (NRI+ORRI)” for such Lease on Exhibit A-1 or Seller’s NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2;
(8)claims arising under the matters set forth in Schedule 6.7;
(9)pre-Closing Lease expiration as a result of the expiration of the primary term of a Lease between the Effective Time and Closing to the extent and only to the extent set forth in Schedule 4.1(b)(9);
(10)materialmen’s, mechanics’, operators’, or other similar liens arising by operation of Law in the ordinary course of business incidental to operation of the Assets that secure amounts not yet due or delinquent or, if delinquent, are being contested in good faith by appropriate proceedings, or for which the applicable statute of limitations has expired on or prior to the Execution Date;
(11)liens, security interests, or encumbrances created under Leases, operating agreements, communitization, unitization, and pooling agreements, production sales contracts or by operation of Law securing amounts not yet due or delinquent;
(12)any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(13)such Title Defects as Buyer has expressly waived including all matters that could otherwise be Title Defects but that are not timely asserted under Section 4.2(c);
(14)any matter that would not constitute a Title Defect under Section 4.1(c);
(15)rights of reassignment, to the extent any exist as of the Execution Date, upon the surrender or expiration of any Lease;

(16)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable Laws of general applicability in the area of the Assets;
(17)defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription or similar Laws;
(18)all Consents (including Required Consents) to the extent and only to the extent such Consents (including Required Consents) are set forth on Schedule 6.8;
(19)all preferential rights to purchase to the extent and only to the extent such preferential rights to purchase are set forth on Schedule 6.8;
(20)any liens, encumbrances, discrepancies, defects, or irregularities in title as to any depths or formations other than the Target Formation;
(21)any Encumbrances arising under the MOI Mortgage to the extent and only to the extent that either (i) such Encumbrances are discharged prior to Closing, or (ii) the MOI Mortgage is deemed Excluded Assets; and
(22)the Leases and all other liens, encumbrances, Contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets that do not (A) materially interfere with the operation of the affected Asset; (B) reduce Seller’s NRI for such Lease as described in the column “Total NRI (NRI+ORRI)” for such Lease on Exhibit A-1 or Seller’s NRI for such Well as described in column “Total NRI (NRI+ORRI+RI)” for such Well on Exhibit A-2; or (C) obligate OpCo to bear the WI in any Well greater than the WI set forth in the column “Working Interest (WI)” on Exhibit A-2 without a proportionate increase in OpCo’s NRI in such Well.
(c)Title Defect. “Title Defect” means any lien, Burden, Encumbrance, claim, defect in, or objection to the record, contractual, equitable, or beneficial title of Seller in or to a Lease or Well set forth on Exhibit A-1 or Exhibit A-2, as applicable, that alone or in combination with other defects in any Assets (y) renders Seller’s title to such Lease or Well to be less than Defensible Title, and (z) reduces the Allocated Value of the affected Lease or Well by more than the Title Threshold. Notwithstanding the foregoing definition in this Section 4.1(c), the following are not Title Defects:
(1)defects based solely on (i) lack of information in Seller’s files, or (ii) references to any unrecorded agreement in any recorded instrument to which Seller is not a party if Seller does not possess such unrecorded agreement;
(2)defects in the chain of title consisting of (i) failure to recite marital status or (ii) omissions of probate, heirship, or estate proceedings;
(3)defects related to mineral ownership other than Hydrocarbons;

(4)defects arising out of the lack of powers of attorney or trustee authority from any Person to execute and deliver documents on such Person’s behalf, or the lack of corporate or other entity authorization absent evidence that the foregoing has resulted in a third Person’s superior claim of title;
(5)defects arising out of a variation in corporate name;
(6)defects based on a gap in Seller’s chain of title, unless such gap is affirmatively shown to exist by an abstract of title or title opinion and results in another party’s actual and superior claim of title;
(7)defects or irregularities in title that for a period of five years or more have not delayed or prevented Seller (or Seller’s predecessor, if owned by Seller less than five years) from receiving its NRI share of the proceeds of production or caused it to bear a share of expenses greater than its WI share from any Lease or Well;
(8)defects or irregularities resulting from any calls on production or the existence of any production payments or net profits interests burdening any Asset which for a period of five years or more has not delayed or prevented Seller (or Seller’s predecessor, if owned by Seller less than five years) from receiving its produced volumes under free market conditions;
(9)any mortgagor liens burdening a lessor’s interest in the Leases so long as such liens are not being foreclosed;
(10)defects arising out of liens, mortgages, or deeds of trust that have not been asserted or foreclosed that, by their terms and on their face, expired and terminated more than five years prior to the Effective Time, but which remain unreleased of record;
(11)defects and irregularities arising out of the lack of a survey, unless a survey is expressly required by applicable Laws or regulations;
(12)defects arising out of prior oil and gas leases that are not released of record unless Buyer provides evidence, which evidence shall be included in the Title Defect Notice, that such unreleased leases are still in full force and effect;
(13)defects or irregularities that would be acceptable to an experienced operator of oil and gas wells that is familiar with land titles in the area of the real property Assets;
(14)interests acquired through any compulsory pooling order; and
(15)defects resulting from pending approval from any Governmental Authority of any communitization agreement, unitization agreement, pooling order, unit order, or unit contraction.

(d)Title Defect Amount. “Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property is reduced by a Title Defect. In determining the Title Defect Amount, the Parties intend to include only that portion of the Title Defect Property affected by the Title Defect. The Parties shall determine the Title Defect Amount as follows:
(1)If the Title Defect is an Encumbrance on a Title Defect Property securing any indebtedness, the Title Defect Amount shall be the total amount to discharge in full such indebtedness so that such Encumbrance no longer burdens the Title Defect Property;
(2)if the Title Defect as to any Lease or Well set forth on Exhibit A-1 or Exhibit A-2, as applicable, is the actual failure of Seller to own the represented NRI for such Lease or Well as set forth on Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount will be equal to the product of (i) the Allocated Value of such Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between (A) the NRI as to such Title Defect Property described in Exhibit A-1 or Exhibit A-2, as applicable, minus (B) the actual NRI as to such Title Defect Property, and the denominator of which is the NRI as to such Title Defect Property described in Exhibit A-1 or Exhibit A-2, as applicable;
(3)if the Title Defect represents an Encumbrance, or other defect in title to the Title Defect Property of a type that does not fall into Section 4.1(d)(1) or Section 4.1(d)(2), then the Title Defect Amount shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (i) the Allocated Value of the affected Title Defect Property; (ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the potential economic effect of the Title Defect over the life of the Title Defect Property including the net present value of the Title Defect; (vi) the values placed upon the Title Defect by Buyer and Seller; and (vii) such other reasonable factors as are necessary to make a proper evaluation of the Title Defect and a determination of the Title Defect Amount;
(4)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount; and
(5)the aggregate Title Defect Amounts affecting a single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
Section 4.2 Title Defect Procedure.
(a)No Title Representations or Warranties. Except for the special warranty of Defensible Title contained in the Assignment executed at Closing, Seller makes no warranty or representation, express, implied, statutory, common law, or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges that, without limiting its rights to terminate this Agreement under Section 11.1, the sole remedies for any defect of title, including any Title Defect, with respect to any of the Assets is as set forth in this Section 4.2.
(b)Special Warranty of Defensible Title. The Assignment shall contain a special warranty of Defensible Title by, through, and under Seller, but not otherwise. Buyer shall furnish Seller a notice meeting the requirements of Section 4.2(c) setting forth any matters which Buyer intends to assert as a breach of the special warranty of Defensible Title under the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of such special warranty of Defensible Title asserted by Buyer. Buyer shall reasonably cooperate with any attempt by Seller to cure same. Any claim by Buyer under Seller’s special warranty of Defensible Title in the Assignment as to the Lease or Wells, if any, shall be limited to the Allocated Value of any such Lease or Wells, as adjusted under this Agreement.
(c)Title Defect Notice. Buyer shall give Seller a written notice describing any Title Defects (the “Title Defect Notice”) as soon as reasonably possible but in no event later than the Defect Notice Date. The Title Defect Notice must satisfy each of the following conditions precedent: such notice must (1) be in writing and asserted in good faith; (2) name the affected Lease or Well (such affected Lease or Well is a “Title Defect Property”); (3) describe each Title Defect and the basis for it; (4) attach copies of the Supporting Documentation; (5) state the Allocated Value of the Title Defect Property; (6) state Buyer’s good faith estimate of the Title Defect Amount; and (7) set forth the computations upon which Buyer’s estimate is based. Buyer shall also identify in each Title Defect Notice the necessary curative for each Title Defect, to the extent then reasonably known. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use its reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, a written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date; provided, however, that the failure to provide such written notice shall not result in the waiver or limitation of any rights of Buyer under this Agreement. Buyer irrevocably waives all Title Defects not timely submitted on or before the Defect Notice Date.
(d)Remedies. Subject to (w) Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in which case the Parties shall follow the procedures in Section 4.4, (x) each Party’s rights to terminate this Agreement under Section 11.1, (y) the Title Threshold, and (z) the Aggregate Deductible, if any Title Defect asserted by Buyer under Section 4.2(c) is not waived in writing by Buyer or cured prior to Closing, then Seller shall elect prior to Closing one of the following options with respect to such Title Defect:
(1)cure such Title Defect under the procedures in Section 4.2(f); or
(2)reduce the Cash Consideration by the Title Defect Amount of such Title Defect and convey the Title Defect Property to Buyer at Closing (the aggregate amount of all such reductions to the Cash Consideration pursuant to this Section 4.2(d)(2), the “Title Defect Adjustment”).

If Seller fails to deliver notice by Closing, Seller will be deemed to have made the election under Section 4.2(d)(1).
(e)Title Threshold and Aggregate Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (1) any individual Title Defect for which the Title Defect Amount does not exceed the Title Threshold and (2) any Title Defects for which the Title Defect Amounts exceed the Title Threshold, unless and until (i) (A) the aggregate of all such Title Defect Amounts (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) net of the sum of the aggregate Title Benefit Amounts of all such Title Benefits plus (B) the aggregate Remediation Costs of all Environmental Defects that exceed the Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), exceeds (ii) the Aggregate Deductible, and then only with respect to the amount of such Title Defect Amounts (net of any Title Benefit Amounts) and Remediation Costs that exceed the Aggregate Deductible; provided, however, any Title Defect that arises by, through or under Seller or its Affiliates is not subject to either the Title Threshold or the Aggregate Deductible.
(f)Post-Close Cure. If prior to Closing Seller elects (or is deemed to have elected) to attempt to cure a Title Defect, then the Title Defect Property associated with such Title Defect will be conveyed by Seller to Buyer at Closing. Seller will have 115 days after Closing (or such longer period as may be agreed by the Parties, each acting reasonably, the “Cure Period”) to attempt to cure the applicable Title Defect. If Seller has elected (or is deemed to have elected) to attempt to cure an alleged Title Defect, then no adjustment to the Cash Consideration shall be made at Closing in respect of such Title Defect and such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such defect or the Cash Consideration adjustment asserted with respect thereto. Buyer shall provide Seller and its Representatives access to the Assets and Records during the Cure Period in connection with Seller’s efforts to cure alleged Title Defects. If Seller cures any such Title Defect during the Cure Period, then such Title Defect will thereafter no longer be considered for purposes of determining whether the Aggregate Deductible has been met. If Seller elects (or is deemed to have elected) to cure a Title Defect post-Closing under this Section 4.2(f), but does not cure such Title Defect within the Cure Period or longer agreed period, then following Seller’s and Buyer’s agreement upon the existence and value of the Title Defect or, if Seller and Buyer has not so agreed, resolution of any dispute regarding the existence of a Title Defect, the value thereof, or any alleged failure to cure by binding arbitration in accordance with Section 4.4(b) (as applicable, the “Defect Determination Date”), the following shall apply: if such Defect Determination Date occurs (x) five or more Business Days prior to the date the Final Settlement Statement is initially delivered, the Title Defect Amount attributable to such Title Defect will be included in the Cash Consideration adjustments to be made after Closing in accordance with the Final Settlement Statement, or (y) after, or less than five Business Days before, the date the Final Settlement Statement is initially delivered, Seller shall pay Buyer an amount equal to the Title Defect Amount attributable to such Title Defect no later than 10 Business Days following the Defect Determination Date, subject to the application of the Title Threshold and the Aggregate Deductible, as provided in this Article IV.

Section 4.3 Title Benefits.
(a)Definition. The term “Title Benefit” means any right, circumstance or condition that operates to do any of the following:
(1)increase the NRI of Seller as to any Lease or Well described on Exhibit A-1 or Exhibit A-2, as applicable, above that shown in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s WI therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable; or
(2)decrease the WI of Seller as to any Well below that shown in Exhibit A-2 to the extent the same causes a decrease in Seller’s WI that is proportionately greater than the decrease in Seller’s NRI therein below that shown in Exhibit A-2; or
(3)increase the Net Acres of Seller as to any Lease above that shown in Exhibit A-1.
(b)Title Benefit Notice. Promptly on discovery by Buyer or by any of its Affiliates or its Representatives (including title attorneys, landmen, or other title examiners), but on or before the Title Benefit Notice Date, Buyer shall in good faith notify Seller of any Title Benefits (such notice describing the Title Benefit is an “Title Benefit Notice”). On or before the Title Benefit Notice Date, Seller shall have the right, but not the obligation, to deliver to Buyer a Title Benefit Notice.
(c)Contents of Title Benefit Notice. The Title Benefit Notice shall be in writing and contain the following: (1) a description of the Title Benefit, (2) the Lease or Well(s) affected by the Title Benefit, (3) the Allocated Values of the Lease or Well(s) subject to such Title Benefit, and (4) the amount by which Seller or Buyer, as applicable, reasonably believes the Allocated Value of those Lease or Well(s) is increased by the Title Benefit, and the computations and information upon which such belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Benefit Notice Date.
(d)Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the same methodology, terms, and conditions for determining the Title Defect Amount, with any necessary conforming changes, including giving effect to the Title Threshold and the Aggregate Deductible.
Section 4.4 Title Dispute Resolution.
(a)Title Disputed Matters. The Parties shall resolve Disputes concerning the following matters under this Section 4.4: (1) the existence and scope of a Title Defect or Title Benefit, or that portion of the Title Defect Property (with respect to a Title Defect) or Lease or Well (with respect to a Title Benefit) affected by a Title Defect or Title Benefit, as applicable; (2) the Title Defect Amount, or Title Benefit Amount, as applicable; and (3) the adequacy of Seller’s Title Defect curative materials and curative actions (the “Title Disputed Matters”). The

Parties will attempt to initially resolve all Title Disputed Matters through good faith negotiations, and if any such Title Disputed Matters have not been resolved by (i) Closing, with respect to (y) any Title Defect that Seller disputes and for which Seller has not elected (and has not been deemed to have elected) to cure, or (z) any Title Benefits that Buyer disputes, or (ii) the end of the Cure Period or longer agreed period, with respect to any Title Defect that Seller has elected (or is deemed to have elected) to cure, then at any time thereafter each Party shall have the right by written notice to the other Party to have such matters finally resolved by binding arbitration under Section 4.4(b). Notwithstanding the foregoing, if the Parties cannot resolve the Title Disputed Matters on or before Closing, then the Title Defect Property (with respect to a Title Defect) or Lease or Well (with respect to a Title Benefit) subject to the Title Disputed Matters shall be conveyed by Seller to Buyer at Closing without any reduction or increase to the Cash Consideration.
(b)Title Arbitration Procedure. There shall be a single arbitrator, who shall be an attorney with at least 10 years of experience in oil and gas title and transaction matters, as selected by mutual agreement of Buyer and Seller (such individual, the “Title Arbitrator”) within 15 days after either Party invokes the provisions of this Section 4.4(b) to resolve such Title Disputed Matter, and absent such agreement, formally apply to the Houston, Texas office of the American Arbitration Association (“AAA”) to choose the Title Arbitrator, under such conditions as the AAA in its discretion deems necessary or advisable. The arbitration proceeding shall be held in Houston, Texas, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this Section 4.4(b). The Title Arbitrator’s determination shall be made within 20 days after submission by the Parties of the Title Disputed Matters or such longer period as may be agreed to by the Parties and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Article IV and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not render an award with respect to a Title Defect Amount or a Title Benefit Amount, in each case, in excess of the highest value for such Title Disputed Matter adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such Title Disputed Matter adjustment as claimed by Seller or Buyer, as applicable. The Title Arbitrator shall act as an expert for the limited purpose of determining a resolution to the specific Title Disputed Matters submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Title Disputed Matter. Promptly, but in no event later than five Business Days, after the Title Arbitrator renders its decision as to all Title Disputed Matters, and assuming Closing has occurred, (1) Seller shall deliver to Buyer by wire transfer in immediately available funds an amount equal to the Title Defect Amount as determined by the Title Arbitrator, subject to the application of the Title Threshold and the Aggregate Deductible, as provided in this Article IV, or (2) Buyer shall deliver to Seller by wire transfer in immediately available funds an amount equal to the Title Benefit Amount, subject to the Title Threshold and the Aggregate Deductible. Each of Seller and Buyer shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Buyer and Seller shall each bear one-half of the costs and expenses of the Title Arbitrator.

Section 4.5 Preferential Rights and Consents. Within five Business Days after the Execution Date, Seller shall (1) deliver notices to the applicable Persons holding Consents (other than Customary Post-Closing Consents) requesting that the holders of such Consents grant their consent to the Transaction, and (2) deliver notices to the applicable Persons required in connection with any applicable preferential rights to purchase any Assets that are triggered by the execution of this Agreement or the consummation of the Transaction in accordance with the applicable agreements and contracts creating such Consents or preferential rights to purchase, as applicable. Seller shall provide Buyer with copies of all notices sent pursuant to this Section 4.5 within five Business Days of sending such notices and, within five Business Days after Seller’s receipt thereof, any responses from the holders of such consents and preferential purchase rights (or similar rights), as applicable, to such notices. Seller shall use commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) prior to Closing. Prior to Closing, if Buyer discovers other Assets affected by Consents (other than Customary Post-Closing Consents) or preferential rights to purchase, Buyer shall notify Seller as soon as practicable thereafter, and Seller shall use commercially reasonable efforts to obtain such Consents and/or to give the notices required in connection with such preferential rights to purchase prior to Closing. For the avoidance of doubt, “commercially reasonable efforts,” as used in this Section 4.5, shall not include the payment of any material consideration by Seller or the assumption by Seller of any other obligation, liability, or Loss.
(a)Consents. (1) If a Required Consent has not been obtained as of Closing or any other Consent is denied in writing with respect to any Asset (a “Restricted Asset”), then (i) the Restricted Asset shall be excluded from the Assets at Closing and (ii) the Cash Consideration will be adjusted downward by an amount equal to the Allocated Value of such affected Asset. Within 90 days following the Closing, if any Required Consent not obtained under (1) above is obtained, then Seller shall so notify Buyer and within 10 Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer) as adjusted pursuant to Section 2.3 and Section 13.1 with respect to such Assets.
(b)Preferential Purchase Rights.
(1)If any preferential right to purchase any portion of the Assets is exercised and the sale to such preferential right holder closes prior to the Closing Date, then that portion of the Assets affected by such preferential right to purchase shall be excluded from the Assets at Closing and deemed to constitute an Excluded Asset, and the Cash Consideration shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets, subject to the limitation in Section 4.5(c).
(2)If (a) any preferential right to purchase any portion of the Assets is not exercised prior to the Closing Date, or if such right is exercised prior to the Closing Date but the closing of such sale will not happen prior to the Closing Date, then in each such case Seller shall convey such Asset to Buyer at Closing without any adjustment to the Cash Consideration and such Asset shall constitute a part of the Assets for all purposes hereunder; or (b) a preferential right to purchase is not discovered prior to Closing and the affected Asset is conveyed to Buyer at Closing, and the preferential right to purchase is exercised after Closing, then in each such case Buyer agrees to convey such affected Asset to the party exercising such right and Buyer shall retain all amounts paid by the party exercising such preferential right to purchase.
(c)Remedies. The remedies set forth in this Section 4.5 are the exclusive remedies for the preferential right to purchase and Consents (including Required Consents) to the extent and only to the extent that the preferential right to purchase and Consents (including Required Consents), as applicable, are set forth on Schedule 6.8, and Buyer acknowledges that it may not assert a Title Defect with respect to such matters.
ARTICLE V
ENVIRONMENTAL MATTERS
Section 5.1 Environmental Procedures.
(a)Use of Environmental Consultant. Buyer will have the period from the Execution Date until the Defect Notice Date to conduct an investigation of the environmental condition of the Assets, which investigation shall be subject to the limitations in Section 3.2. Should Buyer elect to conduct such an investigation, Buyer will employ New Tech Global or another environmental consultant reasonably acceptable to OpCo (the “Environmental Consultant”) to determine the existence of any Environmental Defects and the Remediation Costs, if any, associated therewith.
(b)Environmental Defect Notice. If the Environmental Consultant or Buyer identifies, and Buyer claims, one or more Environmental Defects in the course of its investigation, Buyer may, on or before the Defect Notice Date, deliver to OpCo one or more Environmental Defect Notices. Buyer must deliver Environmental Defect Notices as soon as reasonably practical, but no later than on the Defect Notice Date. Each Environmental Defect Notice must satisfy the following conditions precedent: such notice must (1) be in writing and asserted in good faith, (2) name the affected Asset, (3) name the condition in, on, or under the Asset that constitutes, causes, or contributes to the Environmental Defect, (4) provide factual substantiation for the Environmental Defect, (5) state Buyer’s good faith estimate of the most practical and cost effective Remediation, and (6) contain the Environmental Consultant’s or Buyer’s good faith written estimates of the Remediation Costs which must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify the assumptions used by the Environmental Consultant to support the Remediation Costs. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” means reports prepared by the Environmental Consultant. To give OpCo an opportunity to commence reviewing and curing Environmental Defects, Buyer shall use reasonable efforts to give OpCo, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect

Notice Date. Seller has the right, but not the obligation, to cure any claimed Environmental Defect on or before the Closing Date. Buyer irrevocably waives all Environmental Defects not timely submitted on or before the Defect Notice Date.
(c)Remedies. Subject to (w) Seller’s continuing right to dispute the existence of an Environmental Defect or the Remediation Costs asserted with respect thereto, in which case the Parties shall follow the procedures in Section 5.2, (x) each Party’s rights to terminate this Agreement under Section 11.1, (y) the Environmental Defect Threshold, and (z) the Aggregate Deductible, if any Environmental Defect asserted by Buyer under Section 5.1(b) is not waived in writing by Buyer or cured prior to Closing, then OpCo shall reduce the Cash Consideration by the Remediation Costs of such Environmental Defect and convey to Buyer the Assets subject to such Environmental Defect at Closing (the aggregate amount of all such reductions to the Cash Consideration pursuant to this Section 5.1(c), the “Environmental Defect Adjustment”).
(d)Environmental Defect Threshold and Aggregate Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (1) any individual Environmental Defect for which the Remediation Costs do not exceed the Environmental Defect Threshold and (2) any Environmental Defect for which the Remediation Costs exceed the Environmental Defect Threshold, unless and until (i) (A) the aggregate of all Title Defect Amounts (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) net of the sum of the aggregate Title Benefit Amounts of all such Title Benefits plus (B) the aggregate Remediation Costs of all such Environmental Defects that exceed the Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller), exceeds (ii) the Aggregate Deductible, and then only with respect to the amount of such Title Defect Amounts (net of any Title Benefit Amounts) and Remediation Costs exceeds the Aggregate Deductible.
Section 5.2 Contested Environmental Defects.
(a)Rejection Notice. If Seller contests the existence or the scope of an Environmental Defect or the asserted Remediation Costs, Seller shall notify Buyer in writing no later than five Business Days after the Defect Notice Date (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis for the rejection of the Environmental Defect(s) or the Remediation Costs. Within five days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and in good faith attempt to (1) mutually agree to reject the particular Environmental Defect(s) or (2) agree on the validity of such Environmental Defect(s) and the Remediation Costs. If the Parties cannot agree on either options (1) or (2) in the preceding sentence with respect to each challenged Environmental Defect, the Environmental Defect(s) and/or the Remediation Costs subject to the Rejection Notice shall be resolved in accordance with the Dispute and arbitration procedures set forth in Sections 5.2(b) through 5.2(c).
(b)Environmental Disputed Matters. If the Parties cannot resolve Disputes relating to the existence and scope of an Environmental Defect or Remediation Cost, as applicable, or the adequacy of Seller’s Environmental Defect curative materials and Remediation actions (the “Environmental Disputed Matters”) on or before Closing, then, subject to Section 5.2(c), the Asset subject to the Environmental Defect and any associated Assets will be conveyed by Seller to Buyer at Closing without any reduction to the Cash Consideration.
(c)Arbitration Procedure. The Environmental Disputed Matters will be finally determined under this Section 5.2(c). There will be a single arbitrator, who must be an environmental attorney or environmental consultant with at least 10 years of experience in oil and gas environmental matters, as selected by mutual agreement of Buyer and OpCo (such individual, the “Environmental Arbitrator”) within 15 days after either Party invokes the provisions of this Section 5.2(c) to resolve such Environmental Disputed Matter, and absent such agreement, formally apply to the Houston, Texas office of AAA to choose the Environmental Arbitrator, under such conditions as the AAA in its discretion deems necessary or advisable. The arbitration proceeding shall be held in Houston, Texas, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this Section 5.2. The Environmental Arbitrator’s determination shall be made within 20 days after submission by the Parties of the Environmental Disputed Matters or such longer period as the Parties’ may agree and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the applicable rules set forth in this Article V and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not render a decision with respect to an Environmental Defect or Remediation Cost, in each case, in excess of the highest value for such Environmental Disputed Matter adjustment as claimed by Buyer or OpCo, as applicable, or below the lowest value for such Environmental Disputed Matter adjustment as claimed by OpCo or Buyer, as applicable. The Environmental Arbitrator shall act as an expert for the limited purpose of determining a resolution to the specific Environmental Disputed Matters submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Environmental Disputed Matter. Promptly, but in no event later than five Business Days, after the Environmental Arbitrator renders its decision as to all Environmental Disputed Matters and assuming Closing has occurred, OpCo shall deliver to Buyer by wire transfer of immediately available funds an amount equal to the Remediation Costs as determined by the Environmental Arbitrator (and further subject to the application of the Environmental Defect Threshold and Aggregate Deductible, as provided in this Article V). Each of Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Buyer and Seller shall each bear one-half of the costs and expenses of the Environmental Arbitrator.
Section 5.3 Waiver and Remedies. Subject to Seller’s representations and warranties in Section 6.12 and as those representations and warranties are brought down in the Seller’s Certificate, and without limiting Buyer’s rights under Article XI and Article XIV, Buyer hereby waives for all purposes all objections and claims associated with the environmental condition of the Assets other than in instances of Fraud (including any and all Environmental Defects), unless raised in an Environmental Defect Notice within the applicable time period set forth in Section 5.1(b). The rights and remedies granted to Buyer in this Article V are the exclusive rights and remedies against Seller related to any matters that would be an Environmental Defect.

Section 5.4 Physical Condition of the Assets.
(a)Buyer’s Acknowledgement of Use of the Assets. Buyer acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and possibly for the storage and disposal of Hydrocarbons, produced water, Hazardous Substances, or other substances related to standard oil field operations. Physical changes in, on, or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, buried pits, treating, dehydration, water treating and water transportation equipment, storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.
(b)Asbestos, NORM or TE-NORM, and other Hazardous Substances. Buyer acknowledges that some equipment located on the Assets may contain asbestos, NORM or TE-NORM, and/or Hazardous Substances. In this regard, Buyer expressly understands that NORM or TE-NORM may affix or attach itself to the inside of wells (including the Wells), materials, pipes, facilities, and equipment as scale or in other forms, and that wells (including the Wells), materials, pipes, facilities, and equipment located on the Assets may contain NORM or TE-NORM; and NORM-containing or TE-NORM-containing material and other wastes or Hazardous Substances may have been buried, come in contact with the soil, or otherwise been disposed of on or under the Assets, and that none of the foregoing may be considered an Environmental Defect for purposes of this Article V. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM or TE-NORM, and/or Hazardous Substances from the Assets where any may be found.
ARTICLE VI
REPRESENTATIONS OF SELLER
Seller makes the following representations and warranties:
Section 6.1 Incorporation/Qualification. OpCo is a limited liability company, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified to conduct business in the State of Texas. OpCo is duly qualified as a foreign limited liability company in all other jurisdictions to the extent required by Law except where the failure to be so qualified would not result in a Material Adverse Effect. RoyaltyCo is a limited partnership, duly incorporated, validly existing and in good standing under the Laws of the State of Texas.
Section 6.2 Power and Authority. Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, consummate the Transaction, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
Section 6.3 No Lien, No Violation. The execution, delivery, and performance of this Agreement by Seller will not (1) violate any provision of Seller’s governing documents,

(2) create an Encumbrance (other than a Permitted Encumbrance) on the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (3) violate or be in conflict with any agreement or instrument to which Seller is a party and which affects the Assets, or (4) violate or be in conflict with any Law applicable to Seller as a party in interest or any of the Assets.
Section 6.4 Authorization and Enforceability. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the Transaction have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been (and all other Transaction Documents to which Seller is a party and all other documents required under this Agreement to be executed and delivered by Seller at Closing will be) duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the other Transaction Documents to which Seller is or will be a party and such other documents will constitute, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
Section 6.5 Liability for Brokers’ Fees. Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.
Section 6.6 No Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.
Section 6.7 Litigation. Except as described in Schedule 6.7, there are no actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller with respect to the ownership and operation of the Assets, including any notice from any Governmental Authority and any alleged violations of any Permit. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any Governmental Authority affecting any of the Assets.
Section 6.8 Preferential Rights to Purchase and Required Consents. Except as set forth on Schedule 6.8, there are no consents required to be obtained for, or preferential rights to purchase that are applicable to, the transfer of the Assets in connection with the Transaction.
Section 6.9 Material Contracts. As of the Execution Date, all Material Contracts are set forth on Exhibit A-6. The Material Contracts described on Exhibit A-6 are in full force and effect and there exist no material defaults under such Material Contracts by Seller. Except as set forth on Schedule 6.9, Seller has not received any written notice and has no Knowledge that any Person seeks any price redetermination, curtailments, or terminations of any of the Material Contracts described on Exhibit A-6. To Seller’s Knowledge, no counterparty to any Material Contract is in material breach of such Material Contract. Prior to the execution of this

Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all amendments thereto.
Section 6.10 Compliance with Laws; Permits.
(a)Except as disclosed on Schedule 6.10, and to OpCo’s Knowledge, the Assets are in compliance in all material respects with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed exclusively in Section 6.12 and Article V, and Taxes, which are addressed exclusively in Section 6.13) of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use thereof.
(b)Except as set forth on Schedule 6.10, Seller is not the subject of any pending or, to Seller’s Knowledge, threatened regulatory compliance or enforcement action related to the Assets, and Seller has not received written notice alleging any violation of any Law (excluding Environmental Laws, which are addressed exclusively in Section 6.12 and Article V, and Taxes, which are addressed exclusively in Section 6.13) applicable to the Assets, in each case, the resolution of which is currently outstanding.
(c)OpCo holds all Permits (including those issued pursuant to Environmental Laws) necessary and required to own and operate in all material respects the Seller-Operated Properties and for the conduct of their business as currently conducted. Each of such Permits is in full force and effect and Seller is in compliance in all material respects with each such Permit.
Section 6.11 Suspense Funds. Except as described in Schedule 6.11, and as of March 25, 2021, neither Seller nor its Affiliates holds (in escrow or otherwise) any Suspense Funds.
Section 6.12 Environmental Matters. Except as described in Schedule 6.12, Seller has not received, as of the Execution Date, any written notice or report of any material violation of, or material liability under, any Environmental Laws relating to the Assets where such violation or liability has not been previously cured or otherwise resolved or Remediated to the satisfaction of the relevant Governmental Authority. Except as disclosed on Schedule 6.12, and except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller has not received any written notice of any investigation or inquiry regarding the Assets from any Governmental Authority under any Environmental Laws. All material final reports or if no final report is available, then the most recent draft report (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (a) prepared by a third Person, (b) related to Seller’s ownership or operation of the Assets, and (c) in Seller’s or its Affiliates’ possession, have been made available to Buyer prior to the Execution Date.
Section 6.13 Tax Matters.
(a)All Taxes imposed on or with respect to Seller’s ownership or operation of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Properties, or the receipt of proceeds therefrom, that are or have become due and payable have been timely paid in full (regardless of whether shown on any Tax

Return), and Seller is not delinquent in the payment of any such Taxes, or, in either case, such Taxes are currently being contested in good faith by appropriate proceedings.
(b)There are no liens of any Governmental Authorities for Taxes on Seller’s interests in any of the Assets except for current Taxes not yet due and payable.
(c)All Tax Returns required to be filed by Seller on or before the Closing Date relating to the ownership or operation of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Properties, or the receipt of proceeds therefrom, have been or will be duly and timely filed by Seller with appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects.
(d)Seller has not received written notice of any claims, audits or examinations against Seller before any Governmental Authority relating to any Taxes imposed on or related to the ownership or operation of the Assets and, to Seller’s Knowledge, no such claim, audit, or examination has been threatened in writing from any Governmental Authority for the assessment of any Tax that, if unpaid, could give rise to a lien or other claim against any of the Assets.
(e)There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes imposed on or related to the Assets.
(f)There are no administrative or judicial proceedings by any taxing authority pending or in progress relating to or in connection with any Taxes imposed on or related to the Assets.
(g)All Tax withholding and deposit requirements imposed by applicable Laws with respect to any of the Assets or operations of Seller relating to the Assets have been satisfied or timely complied with in all material respects.
(h)No claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to any Taxes that Seller is or may be subject to taxation by that jurisdiction relating to the ownership or operation of the Assets.
(i)Except as set forth in Schedule 6.13, none of the Assets is subject to any tax partnership as defined in Section 761 of the Code or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
(j)Each agreement or arrangement described on Schedule 6.13 (each a “Tax Partnership”), (i) has timely filed all U.S. federal income and other Tax Returns required to be filed by the Tax Partnership and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid all Income Taxes and other Taxes required to be paid by the Tax Partnership, and (iii) will terminate on the Closing Date.

(k)There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Seller with regard to any Taxes relating to the ownership or operation of the Assets.
(l)Except as set forth in Schedule 6.13, Seller has no current or potential contractual obligation relating to the ownership or operation of the Assets, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes.
(m)Neither Seller (or, if a Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, such Seller’s regarded owner) is a “foreign person” within the meaning of either Section 1445 or Section 1446(f) of the Code.
Section 6.14 Capital Projects. As of the Execution Date, Schedule 6.14 is a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates as of the Execution Date exceed $200,000.00 per Well or project in gross cost (the “Capital Projects”). As of the Execution Date, Schedule 6.14 is a list and description of all other authorizations for expenditures or other current commitments relating to the Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, are outstanding as of the Execution Date and will be binding upon Buyer or the Properties after the Effective Time, other than any AFEs and Capital Projects outstanding as of the Execution Date that do not exceed $200,000.00 in gross cost. Each Party acknowledges that the amounts shown on Schedule 6.14 with respect to such Capital Projects and AFEs are estimates.
Section 6.15 Payments for Production. Except as set forth on Schedule 6.15, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties established under Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interests in the Assets at some future time without receiving payment therefor.
Section 6.16 Imbalances. As of the Execution Date and as of the Effective Time, there were no production, transportation, plant, or other imbalances with respect to production from the Properties, except as set forth on Schedule 6.16. Seller has not received any written notice that any imbalance constitutes any of Seller’s ultimately recoverable reserves from any balancing area.
Section 6.17 Hedges. Except as set forth on Schedule 6.17, there are no futures, options, swaps, or derivative type agreements with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.
Section 6.18 Wells and Equipment. All Wells that have been drilled and completed by OpCo and to Seller’s Knowledge, all Wells drilled and completed by Persons other than OpCo, have been drilled and completed at legal locations within the limits permitted by applicable Leases, Contracts and Laws. No Well is subject to penalties on allowables as of the Execution Date and on the Effective Time because of any overproduction or violation of Law. There are no

Wells located on the Assets that have been plugged or abandoned by OpCo other than in accordance with Law. All Wells and equipment associated therewith are in an operable state of repair, adequate to maintain normal operations in accordance with immediate past practices, ordinary wear and tear excepted. With respect to the Seller-Operated Properties, OpCo has title to all equipment, other than leased equipment, used with respect to such properties, free and clear of all liens, other than Permitted Encumbrances.
Section 6.19 Non-Consent Operations. Except as set forth on Schedule 6.19, Seller has not elected (or been deemed to have elected) not to participate in any operation or activity proposed with respect to the Assets. Schedule 6.19 contains an accurate list of any payout balances for each Asset which is subject to a reversion or other adjustment as of the date of the most recent payout accounting statement.
Section 6.20 Leases. Seller is not in material breach or material default under any Lease, and Seller has not received any unresolved written notice from any lessor thereunder that claims that such Lease has terminated or is subject to termination. Seller has not received any written notice of any claims with respect to any continuing or uncured material breach, default or violation by Seller of any of the Leases.
Section 6.21 Bonds. Except for any bonds issued in favor of the Texas Railroad Commission (including any bonds required under 2 Tex. Nat. Resc. Code 91.103, 91.104, 91.1041, 91.1042, or 91.107) and set forth on Schedule 6.21, Seller does not have any bonds, letters of credit, guarantees, and other similar commitments posted or provided by Seller or any of its Affiliates that are required by applicable third Persons in order for Seller to own or operate the Assets.
Section 6.22 Records and Information. The Records have been maintained in the ordinary course of business, on a timely basis consistent with the Seller’s past practice, and fairly reflect in all material respects the operations of Seller with respect to the Assets.
Section 6.23 Financial Statements. Seller delivered to Buyer copies of audited consolidated balance sheets and related audited statements of income, cash flows and changes in members’ equity (including supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) of OpCo for each year ended December 31, 2019 and 2018 (the “Financial Statements”). The Financial Statements present fairly, and when delivered the Audited Financials and the Unaudited Interim Financials will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in members’ equity and cash flows of OpCo as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Interim Financials, for the absence of footnotes and other presentation items and normal year-end adjustments) and the Financial Statements were derived from, and when delivered the Audited Financials and the Unaudited Interim Financials will be derived from, and accurately reflect in all material respects, the books and records of OpCo.
Section 6.24 Personal Property. Except as set forth in Schedule 6.24, all personal property constituting a part of the Assets are in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such personal property was constructed, obtained or currently being used in all material respects. Seller has good title to, or a valid leasehold interest in, all tangible personal property included in the Assets, free and clear of any encumbrances, except for Permitted Encumbrances.
Section 6.25 Current Plugging Obligations. As of the Execution Date, Seller has not received any notices or demands from any Person to (a) plug or abandon any Wells, (b) perform any mechanical integrity tests, or (c) that would otherwise create any Plugging and Abandonment Obligations.
Section 6.26 Surface Interests. Each of the Surface Interests described on Exhibit A-5 is legal, valid, binding, enforceable and in full force and effect. Seller is not in breach of or default under any Surface Interests described on Exhibit A-5 except for any breach that would not have a Material Adverse Effect.
Section 6.27 Investor Status. Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Seller has such knowledge, skills and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Class A Common Stock. Seller is not acquiring Class A Common Stock as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring the Class A Common Stock.
Section 6.28 Securities Risks. Seller understands and accepts that the acquisition of the Class A Common Stock involves various risks and uncertainties, many of which are summarized in Earthstone’s filings with the SEC. Seller represents that it is able to bear any loss associated with an investment in the Class A Common Stock.
Section 6.29 Independent Evaluation of Investment. With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Class A Common Stock. Seller confirms that it is not relying on any communication (written or oral) of Earthstone or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Class A Common Stock. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Earthstone or any of its Affiliates will not be considered investment or tax advice or a recommendation to acquire Earthstone’s securities, and that neither Earthstone nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in Earthstone’s securities. In accepting the Class A Common Stock, Seller has made its own independent decision that an investment in the Class A Common Stock is suitable and appropriate for Seller.
Section 6.30 Purchaser Information. Seller is familiar with the business and financial condition and operations of Earthstone and Buyer, as described in Earthstone’s filings with the SEC. Seller has had access to such information concerning Earthstone, Buyer and the Class A Common Stock and confirms it has been offered the opportunity to ask questions of Earthstone and Buyer and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Class A Common Stock.

Section 6.31 No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the Class A Common Stock or made any finding or determination concerning the fairness or advisability of such an investment.
Section 6.32 Disclosures and Schedules.
(a)Effect of Disclosures. Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a “Material Adverse Effect” (whether or not capitalized) shall not be deemed an indication that such matter does, or may, have a “Material Adverse Effect” (whether or not capitalized). Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
(b)Effect of Schedules. All Section headings in the Schedules correspond to the Sections of this Agreement; provided, however, that information provided in any Section of the Schedules shall constitute disclosure for purposes of each Section of this Agreement where such information is relevant.
ARTICLE VII
BUYER’S REPRESENTATIONS
Except (x) as and to the extent disclosed in the SEC Filings or (y) as disclosed in Schedule 7.2(a) or Schedule 8.2(b) (provided that (i) disclosure in any such Schedules shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Schedules as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Buyer and Earthstone represent and warrant to Seller that:
Section 7.1 Organization.
(a)Buyer is a limited liability company that is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.
(b)Earthstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
Section 7.2 Capitalization of Earthstone.
(a)The authorized capital stock of Earthstone consists of 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), classified as 200,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and

50,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Earthstone Preferred Stock”). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Earthstone Financial Statements, were issued and held as described therein. On the Execution Date, there are 44,104,541 issued and outstanding shares of Class A Common Stock and 34,443,898 issued and outstanding shares of Class B Common Stock. On the Execution Date, except as set forth on Schedule 7.2(a), Earthstone has no Earthstone Preferred Stock or other equity securities issued or outstanding.
(b)As of the Closing, the Stock Consideration will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.
(c)Earthstone has all requisite power and authority to issue and deliver the Stock Consideration to Seller and each Person identified in Schedule 10.1(d) (assuming receipt by Earthstone of an executed Side Letter by such Person) in accordance with and upon the terms and conditions set forth in this Agreement. As of the Execution Date, except for the Stockholder Approval, all corporate action for the authorization, issuance, transfer and delivery of the Stock Consideration to Seller and each Person identified in Schedule 10.1(d) (assuming receipt by Earthstone of an executed Side Letter by such Person) shall have been validly taken, and no other authorization by any Person is required therefor.
(d)Since January 1, 2020, Earthstone has not received any notice from NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE, except as disclosed in the SEC Filings.
Section 7.3 Authority Relative to This Agreement. Subject to the receipt of the Stockholder Approval, the execution, delivery and performance by Buyer and Earthstone of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each of Buyer and Earthstone. The Audit Committee of Earthstone has approved the execution, delivery and performance of this Agreement by Earthstone. Subject to the receipt of the Stockholder Approval, this Agreement has been duly executed and delivered by each of Buyer and Earthstone (and at Closing each other Transaction Document to which either Buyer or Earthstone is a party will have been duly executed and delivered by such Party), and this Agreement constitutes the valid and binding obligations of each of Buyer and Earthstone, and at Closing each other Transaction Document to which either Buyer or Earthstone is a party will be the valid and binding obligation of such Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.4 Noncontravention. The execution, delivery and performance by Buyer and Earthstone of this Agreement and the other Transaction Documents and the consummation by Buyer and Earthstone of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation of any provision of the Certificate of Incorporation, certificate of formation, bylaws or any other governing instruments of Buyer or Earthstone, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Buyer or Earthstone is a party.
Section 7.5 Governmental Approvals. To the Knowledge of Buyer, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby, other than (a) compliance with any applicable federal or state securities laws, the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, and (b) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.
Section 7.6 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened in writing before any Governmental Authority or arbitrator against Buyer or Earthstone or any Affiliate thereof which are reasonably likely to impair or delay Buyer’s ability to consummate the transactions contemplated hereby.
Section 7.7 Brokerage Fees. Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.
Section 7.8 Fairness Opinion. The Audit Committee has received the written opinion (or an oral opinion to be confirmed in writing) of Northland Securities, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the consideration to be paid by Earthstone in the Transaction is fair to Earthstone and the stockholders of Earthstone other than EnCap and its Affiliates from a financial point of view.
Section 7.9 NYSE Listing. The issued and outstanding shares of Class A Common Stock are listed for trading on the New York Stock Exchange (“NYSE”). Earthstone is in compliance in all material respects with all applicable rules and regulations of the NYSE. Earthstone has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
Section 7.10 SEC Filings. Earthstone has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2019 under the Securities Act, the Exchange

Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Earthstone Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings. Earthstone has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.
Section 7.11 Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Stock Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
Section 7.12 Investment Company Status. Earthstone is not, and after giving effect to the Transaction, Earthstone will not be, (a) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
Section 7.13 Controls and Procedures. Earthstone’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurances that material information required to be disclosed by Earthstone in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Earthstone maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act.
Section 7.14 Absence of Certain Changes. Since December 31, 2020, except as set forth in the SEC Filings filed as of the Execution Date, there has not occurred any Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 7.15 No Additional Representations. Except for the representations and warranties made in this Article VII, none of Buyer nor any other Person on behalf of Buyer or Earthstone makes any express or implied representation or warranty with respect to Buyer or

Earthstone or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Buyer and Earthstone hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Buyer or Earthstone or their respective businesses; or (b) except for the representations and warranties made by Buyer in this Article VII, any oral or written information presented to Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Buyer or Earthstone, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE VIII
PRE-CLOSING COVENANTS
Section 8.1 Covenants and Agreements of Seller.
(a)Operations Prior to Closing. Except as consented to in writing by Buyer or provided for in this Agreement, from the Execution Date to Closing, Seller will use its reasonable efforts to operate its Assets in the ordinary course of business consistent with past practices. Subject to Section 8.1(b), from the Execution Date to the Closing Date, Seller will maintain all Leases and Contracts in full force and effect and pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with operation of its Assets, and Seller will notify Buyer of any ongoing activities and major capital expenditures in excess of $200,000.00 per activity (in gross costs), exclusive of the Capital Projects or AFEs, conducted on the Assets and shall inform Buyer of all such matters and operations involving such expenditures.
(b)Negative Covenants on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise, which consent may be withheld at the sole discretion of Buyer, Seller shall not:
(1)except for Capital Projects and AFEs as described on Schedule 6.14, all of which are deemed to be approved, approve any operations on the Assets that is anticipated to cost the owner of the Assets more than $200,000.00 in gross costs per activity or series of activities (excepting (i) emergency operations required to address an immediate threat to health, safety, or the environment, (ii) operations that are required if a Well goes down and Seller believes, acting reasonably, that there is a reasonable likelihood or risk of immediate reservoir or downhole damage or other immediate potential loss of the wellbore of such Well provided that such operation is not expected to exceed $250,000.00 in gross costs, or (iii) operations immediately necessary to avoid material monetary penalty or forfeiture provisions of any applicable Contract or order of any Governmental Authority, all of which, in the case of clauses (i) through (iii), are deemed approved; provided, however, Seller shall promptly notify Buyer as soon as reasonably practicable of the occurrence of any such events and shall cooperate reasonably with Buyer to minimize the costs thereof);
(2)lease, transfer, sell, convey or dispose of, or grant a lien on, pledge, hypothecate, or otherwise encumber (including grant or create any preferential right) any, Assets (other than replacement of equipment, other asset retirement obligations, or sale of Hydrocarbons in the ordinary course of business consistent with past practices);
(3)let lapse any of Seller’s insurance now in force with respect to the Assets;
(4)modify or terminate or allow to be modified or terminated any Material Contract or Lease or enter into any agreement that, if in effect as of the Execution Date, would be a Material Contract;
(5)waive, release, assign, settle, or compromise any claim, action, or proceeding relating to the Assets, other than waivers, releases, assignments, settlements, or compromises that involve only the payment of monetary damages not in excess of $50,000.00 individually or in the aggregate (excluding amounts to be paid under insurance policies); or
(6)commit or agree to take or refrain from taking any action that, if so taken or omitted, would result in a violation of this Section 8.1(b).
(c)Audits and Filings.
(1)At Buyer’s request, from the Execution Date and up to the earlier of (y) six months after the Closing Date, or (z) December 1, 2021, Seller shall, and shall use its commercially reasonable best efforts to cause its Affiliates and its and their respective officers, directors, managers, employees, agents and Representatives to, cooperate on a timely basis with Buyer, its Affiliates and their respective agents and Representatives in connection with compliance with Earthstone’s, Buyer’s and their Affiliates’ Tax, financial, reserves, or other reporting requirements and audits, including (A) furnishing Buyer and its Representatives as promptly as practicable with the Required Information, (B) any filings with any Governmental Authority and (C) any filings that may be required by the SEC, under securities Laws applicable to Earthstone and its Affiliates, including the filing by Earthstone with the SEC of one or more registration statements to register any securities of Earthstone under the Securities Act, or of any report required to be filed by Earthstone under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (C), the “Filings”). Further, from and after the Execution Date, Seller shall, and shall use its commercially reasonable best efforts to cause its Affiliates to, make available to Earthstone, Buyer and their Affiliates and their agents and Representatives any and all books, records, information and documents that are attributable to Seller or the Assets in Seller’s or its Affiliates’ possession or control reasonably required by Earthstone, Buyer, their Affiliates and their agents and Representatives, in order for Earthstone or its Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, financial statements relating to the Company Group meeting the requirements of Regulation S-X under the Securities Act.
(2)Buyer shall deliver all requests by Earthstone for cooperation, access and documentation pursuant to this Section 8.1(c) with reasonable specificity and with reasonable advance notice to Seller so as not to unreasonably interfere with Seller’s conduct of business.
(3)Buyer shall promptly, upon request by Seller, reimburse Seller for all post-Closing out-of-pocket costs and expenses incurred by Seller, its Affiliates and its and its Affiliates’ Representatives, in connection with their respective cooperation contemplated by this Section 8.1(c). Except in the case of gross negligence, willful misconduct or actual Fraud (as determined by the final judgment of a court of competent jurisdiction), (i) all of the information provided by Seller pursuant to this Section 8.1(c) is given without any representation or warranty, express or implied, and (ii) in no event will Seller or its Affiliates or its or its Affiliates’ representatives have any liability of any kind or nature to Buyer or any other Person arising or resulting from the cooperation provided pursuant to this Section 8.1(c) or any use of any information provided by Seller or its Affiliates or its or its Affiliates’ Representatives provided pursuant to this Section 8.1(c). Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless each member of the Seller Group from and against any and all Losses suffered or incurred by any member of the Seller Group in connection with any information provided by Seller, its Affiliates or its or its Affiliates’ representatives to Buyer under this Section 8.1(c) to the extent permitted by applicable Law; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller to the extent that such damages arise from gross negligence, willful misconduct or actual Fraud by Seller or any of its Affiliates or its or its Affiliates’ representatives, as determined by the final judgment of a court of competent jurisdiction.
(d)Sequel Tag Rights. Promptly following the execution of this Agreement, but not later than three Business Days after the Execution Date, Seller shall deliver written notice of this Agreement and the Transaction to SEG-TRD LLC and SEG-TRD II LLC (collectively, “Sequel”) as the holders of those “tag along” rights created under the (1) Joint Development Agreement dated June 19, 2017, between Seller and SEG-TRD LLC, a Delaware limited liability company (the “JDA-1”), and (2) Joint Development Agreement (2019 Barnhart Drilling Program) dated November 6, 2018, between Seller and SEG-TRD II LLC, a Delaware limited liability company (the “JDA-2” and together with JDA-1, as such agreements have been amended, the “JDAs”). Seller shall provide Buyer with a copy of such notice promptly following the delivery thereof and any and all responses received from Sequel or its Affiliates with respect to such notice promptly following the receipt thereof. Buyer also acknowledges that the JDAs contain “drag along” rights, which Seller may, but is not obligated to, exercise.

Section 8.2 Covenants and Agreements of Buyer.
(a)Replacement Bonding.
(1)Bonding. Buyer acknowledges that none of the Seller Bonds are transferable to Buyer under this Agreement. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, such replacement surety instruments, bonds, letters of credit, or guarantees, to the extent such instruments are necessary to permit, as of Closing, (i) the release, return, or replacement of the Seller Bonds, and (ii) Buyer to be named as operator of any Asset in which Seller is an operator as of the Closing Date.
(1)Delivery of Evidence of Bonds. At or prior to Closing, Buyer shall deliver to OpCo evidence of the posting of surety instruments, bonds, letters of credit, or guarantees with the applicable Governmental Authority meeting the requirements of such Governmental Authority to own and operate the Assets or evidence that such replacement bonds, letters of credit, or guarantees that Buyer has previously posted with such Governmental Authorities are adequate to secure the release of the Seller Bonds.
(b)Operation of Business of Earthstone. Except as to the matters set forth on Schedule 8.2(b) and any other matters approved by Seller, from the Execution Date until the Closing Date, Earthstone will carry on its business only in the usual and ordinary course, consistent with past practice, and, except with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement:
(1)Earthstone will conduct its activities in the usual and customary course of business consistent with past practices;
(2)Earthstone will not:
(A)resolve or propose to be wound up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding up or dissolution;
(B)alter or amend or authorize any alteration or amendment to its Certificate of Incorporation or bylaws as they exist at the Execution Date; or
(C)announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.
(c)Listing of the Stock Consideration. Earthstone shall use its reasonable best efforts to cause the Stock Consideration to be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance.

Section 8.3 Covenants and Agreements of the Parties.
(a)Confidentiality. The Parties shall keep all information and data (1) relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, or (2) that is or was (at any point) subject to restrictions on disclosure pursuant to the terms and conditions of the Confidentiality Agreement dated October 19, 2020, between OpCo and Earthstone (the “Confidentiality Agreement”) (including, for the avoidance of doubt, any information made available to Buyer or otherwise by or on behalf of Seller prior to Closing) strictly confidential, except (A) for disclosures to representatives of Buyer (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of Disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Authority as required by Law, or (F) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its representatives in violation of this Section 8.3(a); provided, however, prior to making any disclosures permitted under subsection (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information; provided further, however, Seller will not be in breach of this Section 8.3(a) if any disclosure is made by any of its former employees whose employment was terminated on or before the Execution Date.
(b)Injunctive Relief. Buyer acknowledges that Seller will not have an adequate remedy at Law if Buyer violates any of the terms of Section 8.3(a). In such event, Seller will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 8.3(a), and/or to seek specific performance of such terms.
(c)Communication Between the Parties. If prior to Closing a Party obtains Knowledge that the other Party is in breach of any of its covenants, representations, or warranties under this Agreement, such Party shall promptly inform the other Party of such breach and the Party alleged to be in breach may attempt to remedy or cure such breach prior to Closing.
(d)Midstream Agreements. As to each of the Contracts described on Schedule 8.3(d) (the “Midstream Agreements”), from the Execution Date until Closing, Seller and Buyer shall, and Seller shall cause its Affiliates to, use their commercially reasonable efforts to obtain (1) any Consents to assignment required under the Midstream Agreements, and (2) novations of the Midstream Agreements from Seller or its Affiliates to Buyer with respect to any obligations or Losses related to or arising from the Midstream Agreements on or after the Effective Time (with such novations expressly excluding and Seller retaining any such Losses or obligations relating to or arising from the Midstream Agreements prior to the Effective Time). In connection with such efforts, the Parties hereby acknowledge that for the purposes of Buyer’s obligations under this Section 8.3(d), “commercially reasonable efforts” shall include Buyer agreeing to post with respect to the Midstream Agreements the reasonable credit support required or requested to be posted by the counterparties to the Midstream Agreements.
(e)MOI Matters. The Parties shall comply with the matters set forth on Schedule 8.3(e).
Section 8.4 Casualty Losses. Prior to Closing, if any portion of the Assets is damaged or destroyed or made unavailable or unusable for the intended purpose by fire, vandalism, theft, or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), the Parties shall nevertheless proceed to Closing; provided that, if and only to the extent that the resulting Loss from such Casualty Loss exceeds $100,000.00, in gross costs, the Cash Consideration shall be reduced pursuant to Section 2.3(e)(7) by the cost to replace or repair such Asset as reasonably estimated by Seller up to the Allocated Value thereof (the “Net Casualty Loss”). Seller, at its sole option, may elect to (a) cure such Casualty Loss by replacing (at Seller’s expense and without charge therefor under Section 2.3) any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility; if Seller elects to so cure the Casualty Loss, Buyer shall purchase the affected Asset at Closing without any reduction to the Cash Consideration, or (b) exclude the affected Assets and reduce the Cash Consideration by the Allocated Values of such Assets. Seller shall retain all rights to insurance, condemnation awards, and other claims against third Persons with respect to the Casualty Loss that is greater than $100,000.00, except to the extent the Parties otherwise agree in writing. To the extent permitted by applicable Contract or Law, Buyer shall receive all rights to insurance, condemnation awards, and other claims against third Persons with respect to the Casualty Loss that is less than $100,000.00, except to the extent the Parties otherwise agree in writing.
Section 8.5 Preparation of Proxy Statement; Stockholder Meeting.
(a)Preparation of Proxy Statement. As soon as reasonably practicable following the date of this Agreement, Earthstone shall prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act to obtain Stockholder Approval (the “Proxy Statement”) in preliminary form. Earthstone will endeavor to provide copies of the proposed Proxy Statement to Seller such that Seller and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon in good faith prior to such dissemination or filing, and Earthstone shall reasonably consider in good faith any comments of such Persons and shall make Earthstone’s representatives available to discuss such comments with such Persons. Earthstone shall provide Seller and its representatives with copies of any written comments and inform them of the material terms of any oral comments that Earthstone or any of its representatives receive from the SEC or its staff with respect to the Proxy Statement within a commercially reasonable period after the receipt of such comments and shall give Seller a reasonable opportunity under the circumstances to review and comment in good faith on any proposed written or material oral responses to such comments and Earthstone shall reasonably consider in good faith any such comments. Earthstone shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Earthstone shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Earthstone

Stockholders as promptly as practicable after the clearance is received from the SEC. Earthstone shall use commercially reasonable efforts to keep Seller informed throughout the process of filing of the Proxy Statement. If at any time prior to the Closing Date any information relating to Buyer or Seller, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Earthstone Stockholders. Earthstone shall notify Seller of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information.
(b)Stockholder Meeting. Earthstone shall, (1) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special or annual meeting of the Earthstone Stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (2) through the Earthstone Board or the Audit Committee, as applicable, recommend to the Earthstone Stockholders the adoption of this Agreement and the approval of the Transaction and issuance of the Stock Consideration (the “Earthstone Board Recommendation”). The Proxy Statement shall include the Earthstone Board Recommendation. Earthstone may not postpone or adjourn the Stockholders Meeting without the consent of Seller, other than (i) to solicit additional proxies for the purpose of obtaining the Stockholder Approval, (ii) for the absence of quorum or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Earthstone has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Earthstone Stockholders prior to the Stockholders Meeting. At any time prior to obtaining Stockholder Approval, the Audit Committee and the Earthstone Board may, if they determine in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with their fiduciary duties under applicable Law, withdraw or change the Earthstone Board Recommendation. Notwithstanding the foregoing, Earthstone agrees that its obligation to hold the Stockholder Meeting and seek Stockholder Approval shall not be affected, including if the Earthstone Board withdraws or changes the Earthstone Board Recommendation, unless and until this Agreement is terminated in accordance with Section 11.1(f).
Section 8.6 Non-Compete.
(a)As a material inducement to Buyer and Earthstone to enter into this Agreement, from the Execution Date until December 31, 2021, Seller covenants and agrees that it will refrain from, and will cause the Persons as set forth on Schedule 8.6 (collectively, the “Restricted Persons”) to, directly or indirectly, refrain from, partially or fully acquiring for its own account or for any third Party (other than the Buyer), any interest in any Restricted Opportunity within the Designated Area (subject to such exclusion, collectively, the “Non-

Compete Assets”). Notwithstanding any provision of this Section 8.6 to the contrary, this Section 8.6 shall not apply to, limit or restrict in any way, any direct or indirect investment made by any Restricted Person (1) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market to the extent such investment constitutes a passive investment, (2) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any Person listed on a national securities exchange or actively traded in the public over-the-counter market, or (3) after Closing, with respect to any of Excluded Assets, including the MOI Assets if such assets are Excluded Assets.
(b)To the extent Seller breaches this Section 8.6, as Buyer’s and Earthstone’s sole and exclusive remedy for such breach, Seller shall be obligated to, or to cause the applicable Restricted Person to, immediately offer to Buyer any acquired Non-Compete Assets, and Buyer shall have the right, but not the obligation, to acquire such Non-Compete Assets under the same terms and conditions as agreed to by such Restricted Person, and for the same consideration paid by such Restricted Person, together with any out-of-pocket expenses incurred by such Restricted Person in acquiring such Non-Compete Asset. Upon receipt of Buyer’s wire transfer of such amount, Seller shall cause such Restricted Person to assign to Buyer such Non-Compete Assets, pursuant to an assignment and bill of sale in a form to be mutually agreed upon between Buyer and such Restricted Person.
Section 8.7 Plugging Obligation Notice. After the Execution Date and prior to the Closing Date, Seller will promptly, but in no event more than five Business Days after receipt by Seller, notify Buyer of any notice or demand from any Person to plug or abandon any Wells, to perform any mechanical integrity tests or that would otherwise create any Plugging and Abandonment Obligations.
Section 8.8 Lock-up Agreement. At the Closing, the Significant Holders will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit H (the “Lock-up Agreement”), pursuant to which, subject to certain exceptions set forth therein, they will agree to not transfer or sell any of their shares of Class A Common Stock for a period of 120 days after the Closing as provided in the Lock-up Agreement.
Section 8.9 Required Financial Information. Seller shall deliver (a) true and complete copies of the audited statements of revenues and direct expenses of the Assets for each of December 31, 2020 and 2019 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Audited Financials”) not later than April 30, 2021; (b) true and complete copies of the unaudited statements of revenues and direct expenses of the Assets for the three months ended March 31, 2021, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with AS 4105 (the “Unaudited Interim Financials”) not later than April 30, 2021; and (c) as of the Closing Date, an executed consent, in form and substance reasonably satisfactory to Earthstone and dated as of the Closing Date, of OpCo’s independent registered public accounting firm responsible for the audit of the Seller’s financial statements, for filing with the SEC of the Audited Financials.
ARTICLE IX
TAX MATTERS
Section 9.1 Apportionment of Property Taxes. Property Taxes shall be deemed attributable to the period of ownership of the applicable Asset subject to Property Taxes, and liability for such Taxes shall be allocated to Seller for all periods (and portions thereof) ending prior to the Effective Time and to Buyer for all periods (and portions thereof) beginning at or after the Effective Time as described further in this Section 9.1. Property Taxes imposed on a periodic basis that includes, but does not end at, the Effective Time, shall be allocated between the portion of such Tax period ending prior to the Effective Time and the portion of such Tax period beginning on or after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Tax period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Tax period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, the period for such Property Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Property Tax and shall end on the day before the next such date.
Section 9.2 Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes.
Section 9.3 True-up for Certain Asset Taxes. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Cash Consideration is to be made with respect to an Asset under Section 2.3 and/or Section 13.1, as applicable, (a) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (b) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 9.1 and Section 9.2.
Section 9.4 Tax Returns. Subject to Section 9.3 and Buyer’s indemnification rights under Article XIV of this Agreement, after Closing, Buyer shall timely file or cause to be filed all Tax Returns for Asset Taxes required to be filed after Closing and shall timely pay or cause to be paid to the taxing authorities all Asset Taxes that become due and payable after Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Asset Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax, or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer; provided further, however, that Buyer shall not be liable for any penalty, addition to Tax, or interest levied or assessed with respect to any Tax Return that was required to be filed on or before the Closing Date.
Section 9.5 Refunds. Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer under Section 9.1 and Section 9.2 regardless of when received. Seller shall be entitled to all rights to any refunds of Asset Taxes allocable to Seller under Section 9.1 and Section 9.2 regardless of when received. If a Party or its Affiliate receives a refund to which the other Party is entitled under this Section 9.5, such receiving Party shall forward to the other Party the amount of such refund within 30 days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund.
Section 9.6 Income Taxes. Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Cash Consideration under Section 2.3 and/or Section 13.1, as applicable.
Section 9.7 Transfer Taxes. All Transfer Taxes (including any related interest, penalties, or legal costs) that may be imposed on any transfer of the Assets under this Agreement shall be borne and paid 50% by Seller and 50% by Buyer. If required by applicable Law, Seller shall, in accordance with applicable Law, calculate and remit any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Seller’s share thereof. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). Any expenses, fees, or costs incurred by the Parties in connection with preparing or filing such Tax Returns shall be paid by Seller.
Section 9.8 Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Base Purchase Price, Assumed Liabilities and any other amounts treated as consideration for federal Income Tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 (or other applicable Internal Revenue Service forms) to their federal Income Tax returns for the Tax period that includes the Closing Date. Buyer and Seller agree that the Allocation Amount shall be allocated for Tax purposes among each class of assets provided for in Treasury Regulations Section 1.338-6 as described in Schedule 9.8. Such allocation shall be revised in a manner consistent with Section 1060 of the Code or other applicable provisions of the Code to take into account any adjustments to the Base Purchase Price under this Agreement, including any indemnification payments under Article XIV. Buyer and Seller shall each prepare their respective Forms 8594 or other applicable Internal Revenue Service forms with respect to the Transaction in a manner consistent with such allocation, as adjusted. The Parties shall not take any Income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.
Section 9.9 Post-Closing Tax Matters. After Closing, Buyer and Seller agree and shall, as applicable:
(a)reasonably cooperate and assist the other (1) in preparing any Tax Returns regarding any Tax relating to the Assets, or the Transaction, and (2) in qualifying for any exemption or reduction in Tax that may be available in accordance with applicable Law;
(b)reasonably cooperate in preparing for any audits, examinations, or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;
(c)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction;
(d)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy;
(e)allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed;
(f)Seller shall file or cause to be filed a final year, effective as of the Closing Date, U.S. federal income Tax Returns with respect to any Tax Partnerships that do not survive the Closing in accordance with this Article IX; and
(g)A Push-Out Election shall be made with respect to any Pre-Closing Tax Period with respect to any Tax Partnership.
(h)Seller shall have the exclusive control, at its sole expense, of any U.S. federal income Tax Controversy or other audit relating to a Pre-Closing Tax Period with respect to any Tax Partnership that does not survive the Closing; provided, however, Seller agrees to promptly notify Buyer of the commencement of any such Tax Controversy and thereafter keep Buyer reasonably informed of the status and details of such Tax Controversy.
ARTICLE X
CONDITIONS PRECEDENT TO CLOSING

Section 10.1 Seller’s Conditions Precedent. The obligations of Seller at Closing are subject to the satisfaction or waiver by Seller at or prior to Closing of the following conditions precedent:
(a)(1) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), individually or in the aggregate has not had and would not reasonably be expected to materially impair the ability of Buyer to consummate the Transaction and perform its obligations under this Agreement, (2) Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects, and (3) Buyer shall have delivered Buyer’s Certificate to Seller confirming the foregoing;
(b)other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;
(c)in each case subject to the Title Threshold, the Aggregate Deductible, and the Environmental Defect Threshold, the aggregate amount of (1) the sum of all Title Defect Amounts for actual Title Defects, less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article IV, plus (2) the sum of all Remediation Costs for actual Environmental Defects, shall not exceed an amount equal to 10% of the Unadjusted Base Purchase Price;
(d)Earthstone shall have caused the Stock Consideration to be issued to, at Seller’s written direction, Seller or to those Persons as set forth on Schedule 10.1(d), free and clear of any and all liens, claims and Encumbrances;
(e)the Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(f)Buyer shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 12.3 as required to be delivered by or on behalf Buyer at Closing.
Section 10.2 Buyer’s Conditions Precedent. The obligations of Buyer at Closing are subject to the satisfaction or waiver (except that the requirement that the Stockholder Approval include the vote of a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby may not be waived by Buyer or Earthstone) at or prior to Closing of the following conditions precedent:
(a)(1) All representations and warranties of Seller contained in this Agreement (including Section 15.20(a)) shall be true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), individually or in the aggregate has not had and would not reasonably be expected to result in a Material Adverse Effect, (2) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing in all material respects, and (3) Seller shall have delivered the Seller’s Certificate to Buyer confirming the foregoing;
(b)other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;
(c)in each case subject to the Title Threshold, the Aggregate Deductible, and the Environmental Defect Threshold, the aggregate amount of (1) the sum of all Title Defect Amounts for actual Title Defects, less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article IV, plus (2) the sum of all Remediation Costs for actual Environmental Defects, shall not exceed an amount equal to 10% of the Unadjusted Base Purchase Price;
(d)Earthstone shall have received Stockholder Approval;
(e)the aggregate amount of the Allocated Value of the affected Assets with respect to any preferential rights to purchase any portion of the Assets that are not set forth in Schedule 6.8 as of the Execution Date, regardless of whether such preferential rights to purchase are exercised or unexercised, shall not exceed 25% of the Unadjusted Base Purchase Price; and
(f)Seller shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 12.3 as required to be delivered by or on behalf of Seller at Closing.
ARTICLE XI
RIGHT OF TERMINATION AND ABANDONMENT
Section 11.1 Termination. This Agreement may be terminated prior to Closing as follows:
(a)by mutual written consent of Seller and Buyer;

(b)by Seller, if, through no fault of Seller, Closing does not occur on or before 5:00 p.m., Mountain Time, on the Outside Date;
(c)by Buyer, if, through no fault of Buyer, Closing does not occur on or before 5:00 p.m., Mountain Time, the Outside Date;
(d)by Seller, at or after the Scheduled Closing Date, if the conditions set forth in Section 10.1 (other than Section 10.1(c)) are not satisfied or are not capable of satisfaction at such time through no fault of Seller and are not waived by Seller;
(e)by Buyer, at or after the Scheduled Closing Date, if the conditions set forth in Section 10.2 (other than Section 10.2(c)) are not satisfied or are not capable of satisfaction at such time through no fault of Buyer and are not waived by Buyer;
(f)by Buyer or Seller, if the Stockholder Meeting shall have concluded and the Stockholder Approval shall not have been obtained; or
(g)by Seller, if the Escrow Agent has not received the Deposit by 5:00 p.m., Mountain Time, on the third Business Day after the Execution Date;
provided, however, that without limiting the Parties’ rights under Section 11.1(a), no Party will be entitled to terminate this Agreement under Sections 11.1(b), 11.1(c), 11.1(d), or 11.1(e) and 11.1(f) as applicable, if such Party is in breach of this Agreement and such breach results (or would result, if Closing were then scheduled to occur) in a failure of a condition set forth in Section 10.1 or Section 10.2, as applicable. Any termination under Sections 11.1(a) through 11.1(g) is effective upon the non-terminating Party’s receipt of the terminating Party’s written notice of termination.
Section 11.2 Remedies.
(a)Buyer’s Breach. If the conditions set forth in Section 10.2 have been satisfied at or after the Scheduled Closing Date (or such later date as determined under Section 12.1) and Buyer fails to tender performance at or after the Scheduled Closing Date (or such later date as determined under Section 12.1), Seller shall be entitled to elect to either (1) terminate this Agreement under Section 11.1(b) or Section 11.1(d) and seek the Deposit from the Escrow Agent as liquidated damages and not as a penalty, or (2) not terminate this Agreement and seek all remedies available at Law or in equity, including the remedy of specific performance of this Agreement. The Parties agree that the monetary damages set forth in this Section 11.2(a) will be deemed liquidated damages (not a penalty) and acknowledge that the damages caused by Buyer’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1) would be impracticable or extremely difficult to estimate and that the amount of liquidated damages set forth in this Section 11.2(a) is a reasonable forecast as of the Execution Date of just compensation for the actual damages reasonably expected to result from Buyer’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1). If Seller elects to seek specific performance of this Agreement pursuant to this Section 11.2(a), the Deposit shall be held by the Escrow Agent until a non-appealable final judgment or award on Seller’s claim for specific performance is rendered, at which time the Deposit shall be applied as provided in Section 2.1(d) of this Agreement.
(b)Seller’s Breach. If the conditions in Section 10.1 have been satisfied at or after the Scheduled Closing Date (or such later date as determined under Section 12.1) and Seller fails to tender performance at or after the Scheduled Closing Date (or such later date as determined under Section 12.1), Buyer shall be entitled to (1) seek specific performance of this Agreement or (2) terminate this Agreement under Section 11.1(c) or Section 11.1(e) in which event Buyer shall be entitled to receive the return of the Deposit from the Escrow Agent and the Termination Fee. The Parties agree that the monetary damages set forth in clause (2) in this Section 11.2(b) will be deemed liquidated damages (not a penalty) and acknowledge that the damages caused by Seller’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1) would be impracticable or extremely difficult to estimate and that the amount of liquidated damages set forth in clause (2) in this Section 11.2(b) is a reasonable forecast as of the Execution Date of just compensation for the actual damages reasonably expected to result from Seller’s failure to tender performance on or after the Scheduled Closing Date (or such later date as determined under Section 12.1).
(c)Stockholder Approval. Notwithstanding any language in this Agreement to the contrary, in the event that Seller or Buyer terminates this Agreement under Section 11.1(f), then within two Business Days after termination of this Agreement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver by wire transfer in immediately available funds (1) to Seller an amount in cash of $1,000,000.00 (such amount, the “Reverse Termination Fee”), (2) to Buyer the remaining balance of the Deposit. The Parties acknowledge that the monetary damages set forth in this Section 11.2(c) will be deemed liquidated damages (not a penalty) and acknowledge that the damages caused by either Party’s termination under Section 11.1(f) would be impracticable or extremely difficult to estimate and that the amount of liquidated damages set forth in this Section 11.2(c) is a reasonable forecast as of the Execution Date of just compensation for the actual damages reasonably expected to result from termination under Section 11.1(f).
(d)Termination Under Section 11.1. If this Agreement is terminated under Section 11.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 3.2(b) (Access to the Assets – Indemnity), 8.3(a) (Confidentiality), 8.3(b) (Injunctive Relief), 11.2 (Remedies), and Article XV (Miscellaneous), and such parts of Annex I (Definitions) as are necessary to give effect to the foregoing, all of which shall continue in full force and effect in accordance with their terms. If Buyer or Seller terminates this Agreement under Section 11.1 (other than in the circumstances described in Section 11.2(a), Section 11.2(b), or Section 11.2(c)), neither Buyer nor Seller shall have any liability to any other Party for termination of this Agreement, but, in such event, and other than a termination under Section 11.1(g), Buyer will be entitled to the return of the Deposit from the Escrow Agent.
(e)Joint Written Instructions. Upon termination of this Agreement as provided in this Article XI, Seller and Buyer shall, as promptly as practicable and in any event within two Business Days after the date that this Agreement is terminated, execute and deliver to each other and the Escrow Agent joint written instructions for the disbursement of the Deposit to the Party entitled to receive the same under this Article XI free and clear of any claims by the other Party with respect thereto.
ARTICLE XII
CLOSING
Section 12.1 Date of Closing. The closing of the Transaction (“Closing”) shall be held on the latter to occur of (i) July 16, 2021, (ii) such later date as Buyer and Seller may agree in writing, or (iii) if the conditions set forth in Section 10.1(c), Section 10.2(c), or Section 10.2(d) have not been satisfied as of the date set forth in clause (i), then the earlier of (A) the date that is three Business Days after the date upon which such conditions have been satisfied or waived or (B) the Outside Date (the date set forth in either (i), (ii), or (iii), as applicable, is the “Scheduled Closing Date”), or, if all conditions in Article X required to be satisfied at or prior to Closing have not been satisfied or waived as of the Scheduled Closing Date, as soon as possible thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article XI; provided, however, that if there exists any Dispute as to whether any termination right in Article XI has been triggered or if any of the conditions precedent in Article X have failed to be satisfied, Closing shall occur 10 Business Days after the final determination of such Dispute. The date Closing actually occurs is called the “Closing Date.”
Section 12.2 Time and Place of Closing. The Closing shall be held electronically to the extent feasible, or, if not electronically, at the offices of OpCo in Denver, Colorado, or at such other time and place as Buyer and OpCo may agree in writing. To the extent the Parties have an in-person Closing, the Parties and their Representatives shall each comply with any COVID-19 Measures at such in-person Closing.
Section 12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)Seller and Buyer shall execute, acknowledge and deliver to each other instruments in the form of the Assignment, Bill of Sale and Conveyance attached as Exhibit C (the “Assignment”) in multiple counterparts for each county in which the Assets are located, and any applicable counterpart forms of any Governmental Authorities, conveying the Assets (other than the Fee Minerals) to Buyer as of the Effective Time, with only a special warranty of Defensible Title by, through, and under Seller but not otherwise, in such number of counterparts as reasonably requested by each Party.
(b)RoyaltyCo and Buyer shall execute, acknowledge, and deliver to each other the No Warranty Mineral Deed, substantially in the form attached as Exhibit B, whereby RoyaltyCo transfers the Fee Minerals to Buyer.

(c)Buyer and Seller shall execute and deliver the Preliminary Settlement Statement delivered under Section 2.3(b).
(d)Buyer shall deliver the Closing Amount to the account at a bank designated by Seller by wire transfer of immediately available funds, or by such other method as reasonably requested by Seller.
(e)Buyer shall deliver to Seller evidence of issuance of the Stock Consideration to, at Seller’s written direction, Seller or to those Persons set forth on Schedule 10.1(d), credited to book-entry accounts maintained by the transfer agent of Earthstone.
(f)Buyer shall deliver to Seller the Officer’s Certificate dated as of the Closing Date, substantially in the form attached as Exhibit D (the “Buyer’s Certificate”).
(g)Seller shall deliver to Buyer the Officer’s Certificate dated as of the Closing Date, substantially in the form attached as Exhibit E (the “Seller’s Certificate”).
(h)(1) OpCo shall execute and deliver to Buyer a Certificate of Non-Foreign Status, substantially in the form attached as Exhibit F-1, and (2) RoyaltyCo shall execute and deliver to Buyer a Certificate of Non-Foreign Status, substantially in the form attached as Exhibit F-2.
(i)Buyer shall provide evidence that it has provided replacement instruments as required under Section 8.2(a).
(j)Buyer and OpCo shall execute and deliver to each other all required change of operator and similar notices required by Laws of any Governmental Authorities.
(k)Seller shall deliver letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Buyer.
(l)Seller shall deliver recordable releases (in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located) in form reasonably acceptable to Buyer of any mortgages or security interests over the Assets, in each case, securing indebtedness for borrowed money of Seller or any of its Affiliates.
(m)Earthstone, Seller, and the other Persons to be party thereto will execute and deliver a Registration Rights Agreement relating to the Stock Consideration, substantially in the form attached hereto as Exhibit G.
(n)Earthstone, Seller, and each Significant Holder will execute and deliver separate Lock-up Agreements with respect to each Significant Holder, substantially in the form attached hereto as Exhibit H.
(o)Seller shall deliver an executed side letter in the form attached as Exhibit I (the “Side Letter”) by each of the Persons set forth on Schedule 10.1(d). In the event that any

Person set forth on Schedule 10.1(d) does not execute a Side Letter, such shares shall be issued in the name of OpCo.
(p)Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement or as are reasonably requested by the other Party in order to consummate the Transaction.
ARTICLE XIII
POST-CLOSING COVENANTS
Section 13.1 Post-Closing Adjustments.
(a)Final Settlement Statement. No later than the date that is 120 days after the Closing Date, OpCo will in good faith prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (1) each adjustment or payment that was not finally determined as of Closing, (2) the calculation of such adjustment, and (3) the final adjustments to the Cash Consideration (the Cash Consideration subject to such adjustments as finally determined pursuant to this Section 13.1 is the “Final Cash Consideration”). OpCo shall provide Buyer access to such of OpCo’s records as may be reasonably necessary to verify the post-Closing adjustments shown on the Final Settlement Statement. No later than 20 days after receipt of OpCo’s proposed Final Settlement Statement, Buyer shall deliver to OpCo a written report (with supporting documentation including all relevant invoices with specific references and other information reasonably requested by OpCo) containing any changes that Buyer proposes to make to the final adjustments to the Cash Consideration proposed in the Final Settlement Statement delivered by OpCo. Any changes not so specified in such written report from Buyer shall be deemed waived and OpCo’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such written notice from Buyer shall prevail. Buyer’s failure to deliver to OpCo a written report detailing proposed changes to the Final Settlement Statement by the end of such 20-day period shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by OpCo and shall not be subject to further Dispute, audit or arbitration. If OpCo disagrees with any changes proposed by Buyer, the Parties shall cooperate in good faith to resolve any such Dispute no later than 50 days after OpCo’s delivery of the proposed Final Settlement Statement. The date upon which such Disputes are resolved or upon which the Final Cash Consideration is established is the “Final Settlement Date.” If the Final Cash Consideration is more than the sum of the Closing Amount and the Deposit, Buyer shall pay OpCo the amount of such difference. If the Final Cash Consideration is less than the sum of the Closing Amount and the Deposit, OpCo shall pay to Buyer the amount of such difference. Any payment by a Party under this Section 13.1(a) shall be made by wire transfer of immediately available funds within five days of the Final Settlement Date. Subject to and except for the rights and obligations of the Parties described in Section 13.1(b), Section 9.3, or Article XIV (with respect to any obligation related to Taxes), the adjustments set out in the Final Settlement Statement shall be final settlement of the Parties with respect to all matters addressed in such Final Settlement Statement.

(b)Dispute Resolution. If the Parties are unable to resolve a Dispute as to the Final Settlement Statement and the adjustments to Cash Consideration set forth therein by 60 days after OpCo’s delivery of the proposed Final Settlement Statement, then either OpCo or Buyer may submit the Disputed matters (other than Title Disputed Matters or Environmental Disputed Matters, which disputes are governed by Section 4.4 and Section 5.2, respectively) to be resolved by the Houston, Texas, office of KPMG, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both OpCo and Buyer (the “Accounting Referee”), for review and final determination by arbitration. If OpCo and Buyer has not agreed upon a mutually acceptable alternate Person to serve as Accounting Referee within 10 Business Days of receiving notice of KPMG’s unavailability, either Party may, within 10 Business Days after the end of such initial 10 Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The FAA shall govern the interpretation, enforcement and proceedings pursuant to this Section 13.1(b). The Accounting Referee’s award shall be made within 30 days after submission by the Parties of the Disputed matters, or such additional period as the Parties may agree, absent an extension of such deadline for good cause (as determined by such Accounting Referee in its sole discretion). The award of such Accounting Referee shall be final and binding upon all Parties, without right of appeal. In making its determination, the Accounting Referee shall be bound by the rules set forth in Article II and this Section 13.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Accounting Referee are necessary to make a proper determination. The Accounting Referee, however, may not render an award with respect to a disputed adjustment, in each case, in excess of the highest value for such disputed adjustment as claimed by Buyer or OpCo, as applicable, or below the lowest value for such disputed adjustment as claimed by OpCo or Buyer, as applicable. The Accounting Referee may not otherwise award damages, interest, or penalties to either Party with respect to any disputed matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting their case to the Accounting Referee. Buyer and Seller shall each bear one half of the costs and expenses of the Accounting Referee. Judgment on any award of an Accounting Referee may be entered by any court having jurisdiction thereof.
Section 13.2 Records. Seller shall deliver all electronic Records to Buyer at Closing and within 15 Business Days after Closing, Seller shall deliver or cause to be delivered to Buyer original copies of the Records. Seller may retain copies of the Records and shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer acknowledges that Seller will provide the Records as they are currently maintained by Seller and Seller shall not have any obligation to manipulate electronic data or otherwise supply to Buyer the Records in a format not currently maintained by Seller. In addition, upon reasonable notice provided to Buyer and so long as Buyer retains the Records, Seller shall be entitled to access the Records, as necessary, for the purposes of complying with its obligations with respect to the Excluded Assets, the Retained Liabilities, and any other matter for which Seller must indemnify Buyer.
Section 13.3 Name Changes. As promptly as practicable, but in any case within 30 days after Closing, Buyer shall, at its sole cost and expense, eliminate the name “Tracker” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.
Section 13.4 Improper or Unintended Transfers. If, following Closing, either Party determines that there was inadvertently transferred to Buyer one or more assets (including Contracts) that are not Assets under this Agreement, such Party shall promptly notify the other Party thereof, and such assets shall be transferred and conveyed by Buyer to Seller as promptly as practicable thereafter. As promptly as practicable, but, in any case within 30 days after Closing, Buyer shall, at its sole cost and expense, remove any property included in the Assets that is physically on an Excluded Asset.
Section 13.5 Change of Operator. As soon as reasonably practicable after Closing, OpCo shall file all change of operator forms executed at Closing with the applicable Governmental Authorities. Buyer shall use its best efforts to ensure that such change of operator forms are approved as soon as reasonably practicable after Closing.
Section 13.6 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge, and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.
Section 13.7 Acknowledgment of Suspense Funds. Buyer acknowledges that the Suspense Funds change on a day-by-day basis, and such Suspense Funds may increase or decrease on a day-to-day basis. Buyer also acknowledges that any Cash Consideration adjustment under Section 2.3(e)(6) as determined in the Preliminary Settlement Statement will likely be different than any Cash Consideration adjustment under Section 2.3(e)(6) as determined as part of the Final Cash Consideration due to the day-to-day change of any Suspense Funds. To the extent reasonably practicable, Seller will inform Buyer of fluctuations in the value of Suspense Funds after the Execution Date.
ARTICLE XIV
ALLOCATION OF LIABILITIES; INDEMNIFICATION
Section 14.1 Buyer’s Assumed Liabilities. Without limiting the indemnity provisions set forth in Section 14.3 (but subject to the terms of this Agreement), effective as of Closing, Buyer hereby assumes and agrees to pay, perform, fulfill, and discharge all obligations, duties, liabilities and other Losses with respect to, arising from, based upon, or attributable to the Assets, regardless of whether such obligations, duties, liabilities, and other Losses arose prior to, on, or after the Effective Time (the “Assumed Liabilities”), including (a) the Assumed Environmental Liabilities, (b) the administration and payment of the Suspense Funds, (c) those applicable to or related to the ownership, development, exploration, operation, and maintenance of the Assets and the production, transportation, processing, and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses, whether imposed under or required by applicable Contracts, the Leases, applicable Law, or otherwise, (d) the administration and payment of

Burdens on the Assets, (e) the Plugging and Abandonment Obligations, (f) Losses relating to or arising from any contamination or condition arising out of or attributable to any offsite disposal, removal, arrangement, or transportation of Hazardous Substances from the Assets as governed by applicable Law, (g) the performance and discharge of all obligations, covenants, and agreements arising from or relating to the Leases and Contracts or other agreements included within the Assets, (h) the make-up and balancing obligations for gas from the Wells, including any Imbalance Volumes, and (i) those matters described in Section 14.2(f) as of 12:00 a.m., local time, on the calendar day immediately following the date that is one year after the Closing Date; provided, however, the Assumed Liabilities do not include, in all instances, (A) the Retained Liabilities, (B) matters that are subject to indemnification pursuant to Section 14.3(b) only for the period under Section 14.9 in which Seller is providing indemnity for such items, and (C) Losses to the extent caused by, arising out of, or resulting from the Excluded Assets. By assuming any liabilities or obligations in this Section 14.1, Seller and Buyer do not intend to admit, and are not deemed to have admitted, any liability to any third Person. Buyer’s assumption of the Assumed Liabilities shall not affect the Parties’ agreement with respect to adjustments to the Cash Consideration under Section 2.3 or Section 13.1.
Section 14.2 Seller’s Retained Liabilities. Without limiting the indemnity provisions set forth in Section 14.3, Seller shall retain and shall pay, perform, fulfill, and discharge all Losses relating to any of the following (collectively, the “Retained Liabilities”):
(a)any personal injury or death occurring on or attributable to the ownership, use, or operation of the Assets prior to the Closing Date (except for any personal injury or death attributable to or resulting from an Assumed Environmental Liability or Buyer’s access pursuant to Section 3.2(a), all of which are assumed by Buyer at Closing);
(b)any Seller Taxes;
(c)any intercompany Losses or liabilities between Seller and any of its Affiliates or between Seller or its Affiliates and Sequel;
(d)Seller’s or its Affiliates’ responsibilities or liabilities under ERISA or the Code applicable to their respective employees, and any obligations or liabilities owed to, or arising out of any of Seller’s employment or service provider relationships with any of their employees or service providers or out of or with respect to any Benefit Plan or under any applicable Law with respect thereto, to the extent attributable to events that occurred prior to the Closing Date;
(e)all liabilities and obligations arising from the litigation identified on Schedule 6.7;
(f)until the date that is one year after the Closing Date:
(1)Seller’s gross negligence or willful misconduct in connection with any Seller-Operated Property during Seller’s ownership of such Seller-Operated Property prior to Closing;

(2)the disposal or transportation by Seller from any Seller-Operated Property to any location that is not a Seller-Operated Property during Seller’s ownership of such Seller-Operated Property prior to the Effective Time of any Hazardous Substances generated or used by Seller in connection with Seller’s ownership of the Seller-Operated Properties;
(3)penalties or fines imposed by any Governmental Authority and related to Seller’s ownership of the Assets to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates in connection with the Assets; and
(g)any Excluded Assets.
By retaining any liabilities or obligations in this Section 14.2, Seller and Buyer do not intend to admit, and shall not be deemed to have admitted, any liability to any third Person.
Section 14.3 Indemnification.
(a)Buyer’s Indemnification of Seller. From and after Closing, Buyer shall defend, indemnify, save, and hold harmless the Seller Group from and against all Losses to the extent caused by, arising out of, or resulting from:
(1)the Assumed Liabilities;
(2)Buyer Taxes;
(3)any matter for which Buyer has agreed to indemnify Seller under this Agreement or in any Transaction Document;
(4)any breach of or inaccuracy in any representations or warranties made by Buyer in this Agreement or in any Transaction Document; and
(5)any breach or non-fulfillment of any covenants or agreements of Buyer under this Agreement or in any Transaction Document.
The indemnification obligations described in this Section 14.3(a) apply to the Losses described in such provisions EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE OTHER PARTY OR ANY INDEMNIFIED PARTIES BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.
(b)Seller’s Indemnification of Buyer and Earthstone. From and after Closing, Seller, jointly and severally, shall defend, indemnify, save, and hold harmless the Buyer Group from and against all Losses to the extent caused by, arising out of, or resulting from:
(1)the Retained Liabilities;

(2)Seller Taxes;
(3)any matter for which Seller has agreed to indemnify Buyer and Earthstone under this Agreement or in any Transaction Document;
(4)any breach of or inaccuracy in any representations or warranties made by Seller in this Agreement or in any Transaction Document;
(5)any breach or non-fulfillment of any covenants or agreements of Seller under this Agreement or in any Transaction Document; and
(6)up until the end of the General Survival Period:
(A)all obligations and liabilities with respect to or arising from or in connection with any Third-Party Claim relating to the failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all Burdens with respect to the Assets that are due by Seller or any of its Affiliates (or any third Person payor remitting amounts on behalf of Seller or its Affiliates) and attributable to Seller’s ownership of the Assets prior to the Closing; and
(B)Property Expenses of Seller or its Affiliates incurred prior to the Effective Time not accounted for under Section 2.3 or Section 13.1; and
The indemnification obligations described in this Section 14.3(a) apply to the Losses described in such provisions EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE OTHER PARTY OR ANY INDEMNIFIED PARTIES, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.
(c)Materiality. Notwithstanding anything herein to the contrary, for purposes of Section 14.3(b)(4), when determining whether a breach or inaccuracy has occurred in any representation or warranty contained in Article VI or Section 15.20(a), or in the Seller’s Certificate delivered by Seller pursuant to Section 12.3(f) (including in any definitions contained therein), and in calculating the amount of Losses resulting from any such breach or inaccuracy, all materiality qualifications referencing the terms “material,” “material and adverse”, Material Adverse Effect, “materially,” “material adverse effect,” “in all material respects,” “substantial,” or words of similar import or effect shall be disregarded and deemed not so qualified.
Section 14.4 Exclusive Remedies; Waiver. Notwithstanding anything to the contrary contained in this Agreement, except for and subject to (a) the special warranty of Defensible Title set forth in the Assignment, (b) Article IV, Article V, Article IX, and Article XI, (c) remedies that cannot be waived as a matter of Law, (d) claims or Losses arising out of Fraud, (e) as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter), and (f) any and all rights for injunctive relief or specific performance expressly provided in this Agreement, in each case, with respect to the breach of this Agreement or any other Transaction Document, (1) the Buyer Group’s sole and exclusive recourse against Seller after Closing for any Loss or claim of Losses arising out of or relating to this Agreement or any other Transaction Document is the indemnification provisions of this Article XIV and as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter), and (2) the Seller Group’s sole and exclusive recourse against Buyer and Earthstone after Closing for any Loss or claim of Losses arising out of or relating to this Agreement or any other Transaction Document is the indemnification provisions of this Article XIV and as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter). Without limiting the generality of the foregoing and subject to the remedies contained in or with respect to: (a) the special warranty of Defensible Title set forth in the Assignment, (b) Article IV, Article V, Article IX, Article XI, and this Article XIV, (c) remedies that cannot be waived as a matter of Law, (d) claims or Losses arising out of Fraud,(e) and as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter) and (f) any and all rights for injunctive relief or specific performance expressly provided in this Agreement, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (except for claims of Fraud) that it or any of its respective Representatives or Affiliates may have against each of the other Parties or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity.
Section 14.5 Procedure. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (“Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must state: (1) the Indemnified Party’s good faith estimate of the amount claimed by such Indemnified Party to be owing, (2) the basis for such claim, with supporting documentation, if available, and (3) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed to such Indemnified Party. The amount claimed shall be paid by the Indemnifying Party to the extent required in this Agreement within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.
(b)Third-Party Claim.
(1)Within 60 days after the Indemnified Party receives notice of a claim, assertion, legal action, arbitration, investigation, or other matter or proceeding brought by any Person that is not a Party or an Affiliate of a Party and that may result in a Loss for which indemnification may be sought under this Agreement (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice regarding such Third-Party Claim to the Indemnifying Party. The failure of the Indemnified Party to so notify the

Indemnifying Party shall not relieve the Indemnifying Party of liability under this Agreement except to the extent that the defense of such Third-Party Claim is materially prejudiced by the failure to give such notice. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Third-Party Claim. The Indemnified Party is authorized, prior to the election by the Indemnifying Party to assume the defense of such Third-Party Claim, to file any motion, answer, or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification.
(2)At the election of the Indemnifying Party, which shall be made within 45 days after receipt of the Claim Notice, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim (to the extent only that such Third-Party Claim relates to a Loss for which the Indemnifying Party may be liable). If the Indemnifying Party elects to assume control of the defense of the Third-Party Claim, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary and reasonably request to the proper defense of such Third-Party Claim. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third-Party Claim. If the Indemnifying Party elects to defend the Third-Party Claim under this Section 14.5(b)(2), then the Indemnifying Party shall work diligently to defend or otherwise resolve the Third-Party Claim.
(3)If the Indemnifying Party does not elect to assume control of the defense of the Third-Party Claim within the 45-day period provided in Section 14.5(b)(2), the Indemnified Party will use its commercially reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, assertion, legal action, or other matter to which such other Party’s indemnification under this Article XIV applies until the Indemnifying Party assumes such defense and, if settlement has been offered and the Indemnifying Party has not at such time admitted its obligation to defend and indemnify the Indemnified Party against such Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under clause (iii) in the immediately-preceding sentence.
(4)The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any judgment, compromise, settlement, or discharge with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise, settlement, or discharge (w) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (x) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (y) does not encumber any of the assets of any Indemnified Party (including the Assets) or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (z) includes, as a condition of any entry of judgment, settlement, compromise, discharge, or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Party Claim.
(c)Direct Claims. If an Indemnified Party determines that it has a claim for indemnification under this Agreement against the Indemnifying Party other than as a result of a Third-Party Claim (a “Direct Claim”), the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a 30-day period beginning on the date the Indemnified Party provides the Claim Notice to the Indemnifying Party for such Direct Claim. If the Indemnified Party and the Indemnifying Party are unable to reach a resolution as to such Direct Claim within the 30-day period, the Indemnified Party will be entitled to seek appropriate remedies in accordance with the terms of this Agreement, subject to the limitations on recovery in this Article XIV. Promptly following the final determination or agreement by the Parties of the amount of any Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such Direct Claim, the Indemnifying Party shall pay such Losses, if any, to the Indemnified Party by wire transfer of immediately available funds in accordance with Section 14.5(d). If the Indemnified Party is required to institute any proceedings in order to recover Losses, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) will be added to the amount of Losses payable to the Indemnified Party if and only to the extent the Indemnified Party recovers and it is determined by consent, decree, ruling or other action to become final and nonappealable.
(d)Satisfaction of Indemnification Claims. Subject to the provisions of this Article XIV, including this Section 14.5(d), any indemnification of any Indemnified Parties pursuant to this Article XIV or for other amounts payable by any Indemnifying Parties under this Agreement shall be effected promptly (and, in any event, within two Business Days after a determination that the Indemnified Party is entitled to indemnification pursuant to Section 14.5(b)) by wire transfer of immediately available funds from the Indemnifying Parties or the Escrow Agent, if applicable, to an account designated by the Indemnified Party.
(e)Holdback Amount.
(1)At Closing, the Deposit shall be retained in the Escrow Account (such amount as of the Closing is the “Holdback Amount”) until December 2, 2021, and so long thereafter as may be required to resolve any claims asserted by Buyer hereunder.
(2)To the extent that it is finally determined under the terms of this Agreement that Buyer is entitled to any claim for indemnification under Section 14.3(b), the Parties shall cause the Escrow Agent to distribute, without offset or counterclaim, such amount to Buyer from the Holdback Amount, which distribution shall satisfy such claim only up to the amount so distributed to Buyer.
(3)On December 2, 2021, Buyer and Seller shall jointly instruct the Escrow Agent to release the then-current balance of the Holdback Amount, if any, to Seller in accordance with the Escrow Agreement; provided, however, that Buyer and Seller shall jointly instruct the Escrow Agent to retain an amount (up to the then-current balance of the Holdback Amount) equal to the amount of indemnity claims under Section 14.3(b) asserted by Buyer or Earthstone on behalf of itself or any member of the Buyer Group on or prior to the end of the General Survival Period, of such claim that remains unresolved (an “Unresolved Claim”). That portion of the Holdback Amount retained for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this Article XIV and paid to (or the applicable portion thereof) (i) the applicable member of the Buyer Group, if applicable, and (ii) Seller with joint escrow instructions pursuant to the Escrow Agreement.
(4)Notwithstanding anything to the contrary in this Agreement, (i) Buyer’s sole and exclusive remedy for any Losses (except with respect to the Specified Exceptions and as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter)) for which any member of the Buyer Group it is entitled to recovery under this Agreement or in any Transaction Document and as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter) is to seek recovery of such Losses from the Holdback Amount and not from Seller, its Affiliates, any of its Representatives, or any other member of the Seller Group, and (ii) except with respect to the Specified Exceptions, the Buyer Group shall have no right to indemnification under Section 14.3(b) for aggregate Losses in excess of the Holdback Amount.
(5)The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Escrow Account in accordance with this Section 14.5(e).
(6)Buyer and Seller shall each bear 50% of all fees and costs charged by the Escrow Agent associated with the Holdback Amount.
(f)Non-Party Indemnified Parties. Any claim for indemnity under this Agreement (including this Article XIV) by any Person other than Buyer, Earthstone or Seller must be brought and administered by the applicable Party to this Agreement. No Indemnified Party or Person other than Seller, Earthstone and Buyer shall have any rights against Seller, Earthstone or Buyer under this Agreement (including this Article XIV) except as may be exercised on its behalf by Buyer, Earthstone or Seller, as applicable, under this Article XIV. Each of Seller, Earthstone and Buyer may elect to exercise or not exercise indemnification rights under this Article XIV on behalf of the other Indemnified Party affiliated with such Party in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Article XIV. Without limiting the rights of a Party under and to the extent provided under Article XI, (1) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any named Party to this Agreement, and (2) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of Seller, Earthstone or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the Transaction.
Section 14.6 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED LIABILITIES, RETAINED LIABILITIES, WAIVER, AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
Section 14.7 Reservation as to Third Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Person for any obligations or liabilities that may be suffered by or incurred with respect to the Assets, the Retained Liabilities, or the Assumed Liabilities.
Section 14.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Law.
Section 14.9 Survival; Time for Claims; Liability Limitations.
(a)Survival of Seller’s Representations, Warranties, Covenants, and Indemnification Obligations. The (1) representations and warranties of Seller in this Agreement (and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Sections 12.3(g)) or any other Transaction Document, and (2) the covenants and performance obligations of Seller set forth in this Agreement or any other Transaction Document, including all indemnity obligations under Article XIV, shall survive, with respect to clauses (1) and (2), the Closing Date for a period ending on December 1, 2021 (such period, the “General Survival Period”) (unless a shorter or longer period is expressly provided within the applicable Section or the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter)), except that (1) Seller’s Fundamental Representations, the Retained Liabilities, and the representations, warranties and covenants of Seller in Section 6.13 and Article IX (regarding Tax matters) and Section 15.20(a) shall survive Closing until 60 days after the expiration of the applicable statute of limitations, and (2) notwithstanding anything in this Section 14.9(a) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation or warranty by Seller constitutes Fraud, such representation or warranty shall survive the Closing indefinitely.
(b)Survival of Buyer’s Representations, Warranties, Covenants, and Indemnification Obligations. The representations and warranties of Buyer in this Agreement (and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 12.3(f)) or any other Transaction Document, and the covenants, indemnity obligations, and other performance obligations of Buyer in this Agreement or any Transaction Document other than as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter) shall survive until 12 months after Closing, except that (1) Buyer’s Fundamental Representations and Assumed Liabilities shall survive Closing until 60 days after the expiration of the applicable statute of limitations, and (2) notwithstanding anything in this Section 14.9(b) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation or warranty by Buyer constitutes Fraud, such representation or warranty shall survive the Closing indefinitely.
(c)No Additional Indemnity Rights. No Indemnified Party shall be entitled to indemnification for any Loss under this Article XIV unless the Indemnified Party delivers a Claim Notice setting forth its claim for indemnification to the Indemnifying Party on or prior to the applicable survival date set forth in Section 14.9(a) or Section 14.9(b), as applicable, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive such applicable survival period until a final resolution thereof that is not subject to appeal and any Losses resulting from, related to or arising out of such claim shall be fully-recoverable.
(d)De Minimis Threshold. If the Loss that is the subject of a Direct Claim or a Third-Party Claim for indemnification by the Buyer Group under Section 14.3(b)(4) (other than with respect to the Fundamental Representations) does not exceed $50,000 (the “De Minimis Threshold”) per event or circumstance, then the Buyer Group shall not be entitled to indemnification from Seller for such Loss, and the Buyer Group shall be deemed to have released Seller from (1) all Losses related to, arising from, or associated with such Direct Claim or Third-Party Claim and (2) any duty to defend, indemnify, save, or hold Buyer Group harmless for such Direct Claim or Third-Party Claim.
(e)Deductible. Seller shall not have any liability for any indemnification under Section 14.3(b)(4) until and unless the aggregate amount of the liability for all Losses that exceed the De Minimis Threshold for which Claim Notices are delivered by Buyer exceeds 2.0% of the Unadjusted Base Purchase Price (the “General Deductible”), at which point, subject to the other limitations set forth herein, any member of the Buyer Group shall be entitled to indemnification for all Losses solely for the amount in excess of the General Deductible up to that amount described in Section 14.9(f); provided, however, the General Deductible shall not apply to any Loss arising from or as a result of any (1) action or inaction that constitutes Fraud, (2) breach of any Fundamental Representation, and any Losses described in this proviso shall be recoverable from the first dollar.
(f)Seller Cap. The aggregate liability of Seller for Losses under this Agreement shall not exceed the Holdback Amount; provided, however, that with respect to any Loss arising from or as a result of any (1) action or inaction that constitutes Fraud, (2) breach of or inaccuracy in Seller’s Fundamental Representations, or (3) the Retained Liabilities (the matters described in clauses (1), (2), and (3) of this proviso are the “Specified Exceptions”), and notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be liable for Losses under Section 14.3(b) in an amount in excess of the Unadjusted Base Purchase Price.
(g)Buyer Cap. The maximum liability of Buyer and Earthstone, in the aggregate, with respect to Losses under Section 14.3(a) shall be an amount equal to the Holdback Amount; provided, however, that with respect to any Loss arising from or as a result of any (1) action or inaction that constitutes Fraud, (2) breach of or inaccuracy in Buyer’s Fundamental Representations, or (3) the Assumed Liabilities, and notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be liable for Losses under Section 14.3(a) in an amount in excess of the Unadjusted Base Purchase Price.
(h)Insurance and Mitigation. The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article XIV shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs). In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss under more than one provision of this Agreement or any other Transaction Document. Each Indemnified Party shall take all reasonable steps to mitigate all Losses after becoming actually aware of any event that could reasonably be expected to give rise to any Loss that is indemnifiable or recoverable under this Agreement.
ARTICLE XV
MISCELLANEOUS
Section 15.1 Expenses. Except as otherwise specifically provided otherwise in this Agreement, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, consultant, and other professional costs and expenses. Buyer shall be solely responsible and pay for (a) all recording fees related to the transfer of the Assets (and, for the sake of clarity, shall be responsible for the recording of documents in the appropriate county offices and in the files of the applicable Governmental Authorities), and (b) any and all fees, costs, and similar charges required in connection with the transfer of any of the Assets.
Section 15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery under this Agreement shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by electronic mail, upon the sending Party’s receipt of a confirmation email (including read-receipt or other automatic delivery confirmation) from the receiving Party that the receiving Party received the notice or communication email transmission, when received, (c) if mailed, five Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending (provided, that if such day is not a Business Day, such notice or communication shall be deemed received on the first Business Day thereafter). All notices shall be addressed as follows:
If to Seller:

Tracker Resource Development III, LLC
9155 East Nichols Avenue, Suite 360
Centennial, Colorado 80112
Attn:    Jeffrey R. Vaughan, President and Chief Executive Officer
Email:    jeffv@tracker-resources.com

And with a copy to (which will not constitute notice):

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:     Sam Niebrugge
Email:    sam.niebrugge@dgslaw.com

If to Earthstone or Buyer:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:     Robert J. Anderson, President and Chief Executive Officer
Email:    Robert@earthstoneenergy.com

And with a copy to (which will not constitute notice):

Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Attn:     Reid A. Godbolt
    Adam J. Fogoros
Email:    rgodbolt@joneskeller.com
    adamf@joneskeller.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
Section 15.3 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and OpCo.
Section 15.4 Waiver. Except as expressly provided in this Agreement:
(a)no Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party against whom the waiver or discharge is sought to be enforced;
(b)a waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition; and
(c)no failure or delay on the part of any Party to exercise or enforce any claim, power, right, privilege, remedy, or condition under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between or among the Parties shall operate as a waiver, discharge, or estoppel of any such claim, power, right, privilege, remedy, or condition.
Section 15.5 Assignment. No Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Parties, which consent may be withheld for any or no reason in such Party’s sole and absolute discretion and may be conditioned on the receipt of a written assumption of such obligations from the delegate. Any such purported assignment or delegation in breach of the previous sentence is void.
Section 15.6 Announcements. No press release or other public announcement, or public statement or public comment in response to any inquiry, relating to this Agreement or the Transaction shall be issued or made by Seller or Buyer, or any of their respective Affiliates, without the prior written consent of the other Party, as the case may be. Notwithstanding the immediately preceding sentence, the Parties agree that:
(a)a press release or other public announcement, regulatory filing, statement or comment made without such consent shall not be in violation of this Section 15.6 if (1) it is made in order to comply with applicable Laws or stock exchange rules and (2) in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, obtaining consent from the other Party would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules;
(b)in all instances Buyer, on the one hand, or Seller, on the other hand, shall provide prompt notice of any such proposed release, announcement, statement, or comment to the other Party and shall provide the other Party with the opportunity to provide comments in good faith with respect to such proposed press release or publicity (which comments shall be considered in good faith by the proposing Party); and
(c)Earthstone and its Affiliates are permitted to issue a press release after the execution of this Agreement after consulting with Seller under Section 15.6(b).
Section 15.7 Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly following the request of the other Parties deliver a manually executed counterpart signature page to each of the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
Section 15.8 Dispute Resolution.
(a)Except for (i) Title Disputed Matters, which shall be resolved under Section 4.4, (ii) Environmental Disputed Matters, which shall be resolved under Section 5.2, (iii) Disputes as to the Final Cash Consideration, which shall be resolved under Section 13.1(b), and (iv) those matters described in Section 15.8(b), the Parties shall resolve all other Disputes through the federal and state courts sitting in the City and County of Denver, Colorado, to whose jurisdiction each Party consents. Each Party shall bear its own costs and expenses of resolving such Disputes. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A TRIAL BY JURY.
(b)The Parties shall continue to perform their respective obligations under this Agreement while any Dispute is pending. Notwithstanding anything in this Section 15.8 to the contrary, any Party may proceed to any court of competent jurisdiction to (1) obtain provisional injunctive, ancillary, or other equitable relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the Dispute in accordance with the provisions of this Section 15.8, or (2) enter and enforce any judgment on the award rendered in accordance with applicable Laws. The arbitration, as applicable, of the underlying Dispute will proceed in accordance with the terms of this Section 15.8 during the pendency of the proceeding to obtain such provisional injunctive, ancillary, or other equitable relief.
(c)Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in any federal or state court in the City and County of Denver, Colorado.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 15.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
Section 15.9 Governing Law. This Agreement and the Transaction and any arbitration or Dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Delaware (except that, with respect to issues related to real property for Assets located in a specific state, the Laws of such state shall govern), without reference to the conflict of Laws principles thereof.
Section 15.10 Entire Agreement. This Agreement, including the Exhibits and Schedules, the Confidentiality Agreement, the Escrow Agreement, and the other Transaction Documents constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.
Section 15.11 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.
Section 15.12 No Third-Party Beneficiaries. Subject to Section 14.5(d), except for the Buyer Group and the Seller Group, all of which Persons are expressly made third-party beneficiaries to this Agreement for purposes of Article XIV, this Agreement is intended to benefit only the Parties and their respective successors and permitted assigns.
Section 15.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document other than as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter), and absent Fraud, Buyer, on its own behalf and on behalf of its Affiliates and its and their Representatives, covenants, agrees and acknowledges that no Person other than Seller (and its successors or assignees, as applicable) has any obligation hereunder and that, neither Buyer, its Affiliates or its or their Representatives have any right of recovery under this Agreement or any other Transaction Document other than as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I

(Form of Side Letter) against, and no personal liability under this Agreement or any other Transaction Document other than as set forth in the agreements substantially in the form of Exhibit G (Form of Registration Rights Agreement) and Exhibit I (Form of Side Letter) shall attach to, any of Seller’s former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Seller, a “Non-Recourse Party”), through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.
Section 15.14 Time of the Essence. Time is of the essence in this Agreement.
Section 15.15 No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.
Section 15.16 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF (INCLUDING CLAIMS PURSUANT TO SECTION 11.2 OR ARTICLE XIV) OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, DIMINUTION IN VALUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY ANY OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT. THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES RECOVERED BY THIRD PARTIES AGAINST A MEMBER OF THE BUYER GROUP OR A MEMBER OF THE SELLER GROUP, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN THIS SECTION 15.16 ARE AN INTEGRAL PART

OF THE TRANSACTION, AND THAT, WITHOUT THESE AGREEMENTS, THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT.
Section 15.17 Waiver of Consumer Rights Under DTPA. Buyer certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code (as amended, the “DTPA”). Buyer covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, AFTER CONSULTATION WITH ATTORNEYS OF BUYER’S OWN SELECTION, BUYER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS IN CONNECTION WITH THE TRANSACTION.
Section 15.18 Seller’s Representative. RoyaltyCo, by executing this Agreement, irrevocably constitutes and appoints OpCo and its successors, acting as provided in this Agreement, as RoyaltyCo’s attorney-in-fact to act on behalf of RoyaltyCo in connection with the authority granted to OpCo under this Section 15.18 and acknowledges that such appointment is coupled with an interest. RoyaltyCo, by such appointment, (a) authorizes OpCo subsequent to the Execution Date to act on RoyaltyCo’s behalf with respect to any and all matters contemplated by this Agreement, and (b) is bound by all agreements and determinations made by, and documents executed and delivered, by OpCo pursuant to the authority granted to OpCo under this Section 15.18. RoyaltyCo, by the execution of this Agreement, acknowledges that Buyer, each member of the Buyer Group and any other Person is entitled to solely interact with, and rely on any and all actions taken by, OpCo acting pursuant to its authority granted under this Section 15.18 without any liability to, or obligation to inquire of, RoyaltyCo.
Section 15.19 Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until 8:00 A.M., Mountain Time on the date that is four Business Days prior to the Closing Date to provide Buyer with amendments to the Schedules to Seller’s representations and warranties contained in this Agreement; to the extent such amendments reflect events occurring after the Execution Date. However, for all purposes of this Agreement, including for purposes of satisfying the condition to Closing in Section 10.2(a), the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. Notwithstanding the foregoing, if Buyer is not required to consummate the Closing due to a failure of the condition in Section 10.2(a), but Buyer nevertheless elects to consummate the Closing (in lieu of terminating this Agreement), then Buyer shall be deemed to have waived any claims related to each matter that is contained in any such amendments to the Schedules pursuant to this Section 15.19.
Section 15.20 Covenants and Agreements with Respect to Sequel. Seller and Buyer acknowledge, covenant and agree as follows with respect to Sequel and the JDAs:
(a)Additional Representations and Warranties of Seller. Except as set forth on Schedule 15.20, Seller represents and warrants (1) OpCo is not in material default under the

JDAs, (2) Seller has no Knowledge of any material default by Sequel under the JDAs; (3) all Initial Wells (and Option Wells, if any), as such terms are defined in the JDAs, have been drilled and completed pursuant to the JDAs and are being operated under the applicable joint operating agreements; (4) there are no outstanding (i) Disputes pursuant to Sections 2.3(d) of the JDAs or (ii) well cost reimbursements pursuant to Sections 4.4 of the JDAs; (5) there are no claims asserted by either OpCo or Sequel, nor does Seller have any Knowledge of any such claims, under Sections 4.6 (regarding environmental matters) or Sections 6.1 and 6.2 (regarding indemnification) under the JDAs; and (6) except as set forth on Schedule 6.13, Seller has not made and no Tax Partnership has been in effect as of the Closing an election under Section 754 of the Code.
(b)Additional Pre-Closing Covenants of Seller. From the Execution Date to Closing, Seller shall reasonably cooperate with Buyer with respect to the purchase and sale contemplated by Section 8.1(d) (the “Sequel Purchase”).
(c)Additional Post-Closing Covenants of Seller. From and after Closing, Seller agrees and covenants to the extent the Sequel Purchase does not close simultaneously with the Closing, (1) in the event the Sequel Purchase does not close on or before December 1, 2021, any and all obligations of Seller to Sequel under the JDAs (including pursuant to that certain Second Amendment dated May 27, 2020 to the JDA-2) will be Retained Liabilities, and (2) to the extent requested by Buyer, and to the extent is able to do so since it will no longer be a party to the JDAs, Seller shall reasonably cooperate with Buyer upon Buyer’s good faith request to cause the termination of the JDAs and corresponding Tax Partnerships in accordance with the JDAs and make or effectuate such other elections or rights to which OpCo is entitled under the JDAs.
(d)Additional Tax Matters. Seller agrees and covenants, to the extent the Sequel Purchase does not close effective simultaneously with the Closing or otherwise with respect to any Tax Partnership that survives the Closing:
(1)there shall be an interim closing of the books as of the Closing Date pursuant to Section 706 of the Code with respect to the distributive shares and allocations of items of income, gain, loss and deduction of the Tax Partnerships between Seller and Buyer in accordance with the applicable Tax Partnership Agreements with respect to the JDAs;
(2)from and after Closing, Seller shall not make or cause to be made, without the prior written consent of Buyer in its sole and absolute discretion, an election under Section 754 of the Code with respect to any Tax Partnership;
(3)Seller agrees that Buyer (or its nominee) shall serve as the TRP, TMP and “partnership representative” of the Tax Partnership (as such terms are defined in the applicable Tax Partnership Agreements with respect to the JDAs);
(4)Buyer shall file or cause to be filed all U.S. federal income Tax Returns required to be filed after the Closing with respect to any Tax Partnership. Such

Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and in accordance with Article IX as modified by this Section 15.20. Buyer shall cause drafts of such Tax Returns to be provided to Seller at least 30 days prior to the filing thereof for Seller’s prompt review, comment and approval, and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Seller in accordance with applicable Law; and
(5)any U.S. federal income Tax Controversy or other audit relating to a Pre-Closing Tax Period with respect to any Tax Partnership shall be governed by the applicable Tax Partnership Agreement with respect to the JDAs and Article IX as modified by this Section 15.20.
Section 15.21 Other Contract Interpretation.
(a)Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
(b)Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible.
(c)Agreement Not to be Construed Against Drafter. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)Miscellaneous Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) “or” is disjunctive but not necessarily exclusive, (2) words in the singular include the plural and vice versa, (3) the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (4) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require. The Schedules and Exhibits attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day. References to any

Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references to “dollars” or “$” shall refer to United States Dollars.
[Signature pages follow.]

Seller has executed this Agreement as of the Execution Date.
Seller
TRACKER RESOURCE DEVELOPMENT III, LLC
By:    /s/ Jeffrey R. Vaughan
Name:    Jeffrey R. Vaughan
Title:    President and Chief Executive Officer
TRD III ROYALTY HOLDINGS (TX), LP
By:    /s/ Jeffrey R. Vaughan
Name:    Jeffrey R. Vaughan
Title:    President and Chief Executive Officer

Seller’s Signature Page to
Purchase and Sale Agreement

Buyer and Earthstone have executed this Agreement as of the Execution Date.
Buyer
EARTHSTONE ENERGY HOLDINGS, LLC
By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President and Chief Executive Officer

EARTHSTONE
EARTHSTONE ENERGY, INC.
By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President and Chief Executive Officer
Buyer’s Signature Page to
Purchase and Sale Agreement

Annex I
Definitions
“AAA” is defined in Section 4.4(a).
“Accounting Referee” is defined in Section 13.1(b).
“AFEs” is defined in Section 6.14.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of more than 50% of the equity interest or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Aggregate Deductible” means an amount of money equal to 2% of the Unadjusted Base Purchase Price (which is a deductible, not a threshold).
“Agreement” is defined in the preamble.
“Allocated Value” means:
a.with respect to each Lease, the value allocated to such Lease in the column with the heading “Allocated Value” on Exhibit A-1; and
b.with respect to each Well, the value allocated to such Well in the column with the heading “Allocated Value” on Exhibit A-2.
“Allocation Amount” is defined in Section 9.8.
“AS 4105” means PCAOB Auditing Standard 4105, Reviews of Interim Financial Information.
“ASC” means the Accounting Standards Codification.
“Asset Taxes” means all Property Taxes and Severance Taxes.
“Assets” is defined in Section 1.2.
“Assignment” is defined in Section 12.3(a).
“Assumed Environmental Liabilities” means all Losses (including Remediation Costs, and any damage to natural resources (including soil, air, surface water, or groundwater) and expenses for the modification, repair, replacement, or removal of facilities on the Lands) brought or assessed by any and all Persons relating to (a) environmental conditions in, on, or under the Assets, (b) the presence, disposal, or Release of any Hazardous Substances of any kind in, on, or
Annex I – Page 1

under the Assets, and (c) any matters described in Section 5.4 or in Schedule 6.12, which, with respect to clauses (a), (b), or (c), is created or attributable to any period of time, whether arising before, on, or after the Closing Date.
“Assumed Liabilities” is defined in Section 14.1.
“Audit Committee” means the audit committee of the Earthstone Board.
“Audited Financials” is defined in Section 8.9.
“Base Purchase Price” is defined in Section 2.1(a).
“Benefit Plan” means (a) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether written or oral, including, cash or equity or equity-based, deferred compensation, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, welfare, cafeteria, severance, retirement, pension, savings, or termination.
“Burdens” means any royalties (including landowner’s, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Colorado are generally open for business.
“Buyer” is defined in the preamble.
“Buyer’s Certificate” is defined in Section 12.3(f).
“Buyer Group” means, individually and in any combination, (a) Buyer and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Buyer in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.
“Buyer Taxes” means (a) Income Taxes imposed by any applicable Law on Buyer, any of Buyer’s direct or indirect owners or Affiliates, or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (b) any Asset Taxes allocable to Buyer under Article IX (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Buyer as a result of the adjustments to the Base Purchase Price made under Section 2.3 and/or Section 13.1, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes under Section 9.3); (c) any Transfer Taxes allocated to Buyer under Section 9.7, and (d) any Taxes (other than the Taxes described in clauses (a) or (b) of this definition) attributable to the ownership or operation of the Assets for any Tax period (or portion thereof) beginning at the Effective Time.
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“Capital Projects” is defined in Section 6.14.
“Cash Consideration” is defined in Section 2.1(a)(1).
“Casualty Loss” is defined in Section 8.4.
“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Earthstone, executed May 9, 2017.
“Claim” means any claim, action, litigation, inquiry, Proceeding (at law or in equity), cause of action, audit, settlement, investigation, charge, suit, complaint, demand or similar matter, including notice of such matters.
“Claim Notice” is defined in Section 14.5(a).
“Class A Common Stock” is defined in Section 7.2(a).
“Class B Common Stock” is defined in Section 7.2(a).
“Closing” is defined in Section 12.1.
“Closing Amount” means the Cash Consideration, as adjusted in accordance with the terms of this Agreement, less the Deposit.
“Closing Date” is defined in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” is defined in Section 7.2(a).
“Confidentiality Agreement” is defined in Section 8.3(a).
“Consent” means, other than any preferential right to purchase, any required consents to assignment or other similar restrictions on assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyer or the consummation of the Transaction.
“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement, including any marketing agreements, area of mutual interest agreements, surface damage agreements, joint venture agreements, participation agreements, exchange agreements, division and transfer orders, purchase and sale agreements, transportation agreements, gathering and processing contracts, marketing agreements, operating agreements, communitization, unitization or pooling agreements, facilities agreements, balancing agreements, farmin and farmout agreements, or service agreements.
“COPAS” means the Council of Petroleum Accountant Societies of North America.
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“COVID-19 Measures” means any actions or measures deemed necessary by Seller or Buyer in their discretion, acting reasonably, to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester Law, or any directives, guidelines or recommendations of any Governmental Authority, in each case in connection with or in response to COVID-19.
“Cure Period” is defined in Section 4.2(f).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“De Minimis Threshold” is defined in Section 14.9(d).
“Defect Determination Date” is defined in Section 4.2(f).
“Defect Notice Date” means 5:00 p.m., Mountain Time, on May 14, 2021.
“Defensible Title” is defined in Section 4.1(a).
“Deposit” is defined in Section 2.1(c).
“Designated Area” means any and all lands located within the boundaries the area described on Schedule 8.6.
“Direct Claim” is defined in Section 14.5(c).
“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Transaction, or the other Transaction Documents including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Transaction, or the other Transaction Documents.
“DTPA” is defined in Section 15.17.
“Earthstone” is defined in the preamble.
“Earthstone Board” means the Board of Directors of Earthstone.
“Earthstone Board Recommendation” is defined in Section 8.5(b).
“Earthstone Financial Statements” means the audited financial statements filed with the SEC by Earthstone for the year ended December 31, 2020.
“Earthstone Material Contracts” means all leases, contracts, agreements (oral or written) and instruments to which Buyer or any of its subsidiaries is a party as of the Execution Date and
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which are in any single case, of material importance to the conduct of the business of Buyer or any of its subsidiaries, taken as a whole.
“Earthstone Preferred Stock” is defined in Section 7.2(a).
“Earthstone Stockholders” means the stockholders of Earthstone.
“Effective Time” is defined in Section 1.4.
“EnCap” means EnCap Investments L.P.
“Encumbrance” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by Law, agreement, understanding or otherwise.
“Environmental Arbitrator” is defined in Section 5.2(c).
“Environmental Assessment” is defined in Section 3.2(a).
“Environmental Consultant” is defined in Section 5.1(a).
“Environmental Defect” means a condition (including a condition in air, land, soil, surface strata, subsurface strata, surface water, ground water, or sediments) in, on, or under one or more of the Assets that (a) is attributable to the period of time prior to the Closing Date, (b) causes an Asset and/or OpCo to be in violation of or non-compliance with or requires Remediation under any Environmental Laws at the time of the submittal of any Environmental Defect Notice, and (c) requires Remediation Costs in excess of the Environmental Defect Threshold; provided, however, those matters described in Section 5.4 and on Schedule 6.12 are not Environmental Defects. In all respects, each Environmental Defect that is not the result of a single incident or condition or single ongoing incident or condition will be addressed as a single incident or condition, and such Environmental Defects will not be aggregated on a per condition basis or otherwise (e.g., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).
“Environmental Defect Adjustment” is defined in Section 5.1(c).
“Environmental Defect Notice” means a written notice of an Environmental Defect that contains the information set forth in Section 5.1(b) made by Buyer to Seller on or before the Defect Notice Date.
“Environmental Defect Threshold” means an amount equal to $50,000 per condition (on an 8/8ths basis).
“Environmental Disputed Matters” is defined in Section 5.2(b).
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“Environmental Law” means any Law in effect on or before the Execution Date relating to the prevention of pollution or contamination, protection of human health and safety, preservation and restoration of environmental quality, protection of the environment, damage to natural resources, protection of any endangered, threatened, or similarly protected species, birds, and other organisms, or the Release or threatened Release, generation, handling, storage, transportation, or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the interest-bearing account approved by the Parties and maintained by Escrow Agent in connection with the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement, dated April 1, 2021, by and among Buyer, Seller, and Escrow Agent.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excluded Assets” is defined in Section 1.3.
“Execution Date” is defined in the preamble.
“FAA” is the Federal Arbitration Act.
“Facilities” is defined in Section 1.2(b).
“Fee Minerals” is defined in Section 1.2(d).
“Filings” is defined in Section 8.1(c)(1).
“Final Cash Consideration” is defined in Section 13.1(a).
“Final Settlement Date” is defined in Section 13.1(a).
“Final Settlement Statement” is defined in Section 13.1(a).
“Financial Statements” is defined in Section 6.23.
“Frac Ponds” is defined in Section 1.2(e).
“Fraud” means, with respect to any Person, actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided, that such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently and shall only be deemed to exist if (a) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (b) that such
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representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (c) such reliance and subsequent action or inaction by such other Person was justifiable, and (d) such action or inaction resulted in actual damages to such other Person.
“Fundamental Representations” means (a) with respect to Seller, the representations and warranties of Seller set forth in Sections 6.1 through 6.5, the representations and warranties of Seller set forth in Section 6.13, and the certifications of the foregoing representations and warranties set forth in Seller’s Certificate and (b) with respect to Buyer, the representations and warranties of Buyer set forth in Section 7.1 through 7.4 the representations and warranties of Buyer set forth in Section 7.7, and the certifications of the foregoing representations and warranties set forth in the Buyer’s Certificate.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“General Deductible” is defined in Section 14.9(d).
“General Survival Period” is defined in Section 14.9(a).
“Governmental Authority” means (a) any federal, state, local, municipal, tribal, or other government, (b) any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or other taxing power, and (c) any court or governmental tribunal.
“Hazardous Substances” means any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, substances, compounds, or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including petroleum, waste oil, hydrogen sulfide, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM or TE-NORM, asbestos, and man-made material fibers.
“Holdback Amount” is defined in Section 14.5(e)(1).
“Hydrocarbons” means oil, gas, gas liquids, and all other hydrocarbons and non-hydrocarbons.
“Imbalance Volumes” means those wellhead, pipeline, gathering system, transportation system, and processing plant over-delivery or under-delivery Hydrocarbon imbalance volumes between the amount of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.
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“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (1) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth, and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (2) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(1) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.
“Indemnified Party” is defined in Section 14.5(a).
“Indemnifying Party” is defined in Section 14.5(a).
“Invasive Activities” is defined in Section 3.2(a).
“Inventory” means, except for any Imbalance Volumes, all inventory of Hydrocarbons in storage or inventory (including any linefill).
“Investment Company Act” is defined in Section 7.12.
“JDA-1” is defined in Section 8.1(d).
“JDA-2” is defined in Section 8.1(d).
“JDAs” is defined in Section 8.1(d).
“Knowledge” means (a) with respect to Seller, the actual, conscious knowledge of those individuals with the titles of President or Executive Vice President, in each case, of OpCo; and (b) with respect to Buyer, the actual, conscious knowledge of Robert J. Anderson and Mark Lumpkin, Jr.
“Lands” is defined in Section 1.2(a).
“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.
“Leases” is defined in Section 1.2(a).
“Lock-up Agreement” is defined in Section 8.8.
“Loss” or “Losses” means any and all payments, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, fees, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of owning or operating the Assets, expert fees, court
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costs, costs of consultants, accountants, and other agents and experts, costs of enforcement, and costs of collection) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to, or death of Persons, and other tortious injury, and (c) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at Law or equity.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, remedies or removes the identified Environmental Defect in the lowest cost manner (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) that is consistent with applicable cleanup objectives under relevant Environmental Laws as compared to any other response that is required or allowed under Environmental Laws; provided, however, if any Remediation is expected to extend for any period of time longer than two years after the Closing Date, the Lowest Cost Response will be calculated using the net present value of such Remediation using an 8% discount rate. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring, or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.
“Majority of the Disinterested” means the approval of the holders of a majority of the outstanding shares of Common Stock, excluding shares held by EnCap and its Affiliates, and the executive officers of Earthstone.
“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event, development, circumstance, condition, occurrence or combination of the foregoing that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the Transaction contemplated hereby in accordance with the terms hereof or (b) a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events, developments, circumstances, conditions or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (1) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (2) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (3) any change in the market price or trading volume of Common Stock (it being
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understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) any epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition); (6) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (7) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (8) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided further, however, that any change, effect, event, development, circumstance, condition or occurrence referred to in clause (1), (4) or (8) shall be taken into account for purposes of determining whether there has been a Material Adverse Effect if and to the extent that such change, effect, event, development, circumstance, condition or occurrence disproportionately adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.
“Material Contracts” means, the following types of Contracts included in the Assets or that relate to the Assets and to which Seller is a party as of the Execution Date:
(a)any Contract that can reasonably be expected to involve aggregate payments or proceeds in excess of $50,000.00 during the current year or any subsequent fiscal year;
(b)any sale or marketing agreement (excluding any operating agreement) to which Seller is a party for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in and to the Assets that is not cancelable without penalty or other material payment on not more than 60 days prior written notice;
(c)excluding the Leases, any contract under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days or fewer notice or (B) involves an annual base rental of more than $10,000.00;
(d)any contract that provides for a call upon, option to purchase or similar right, in each case, with respect to the Hydrocarbons produced from or attributable to the Assets;
(e)any contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or any contract with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor;
(f)any joint venture, joint development or joint exploration agreement, production sharing agreements, term assignments, or farmout agreements;
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(g)other than office equipment leased in the ordinary course of Seller’s business, any agreement to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, respectively, from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset and excluding sales, in the ordinary course of Seller’s business, of any Hydrocarbons or obsolete inventory and equipment;
(h)any agreement that contains a non-competition agreement or restriction or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which Seller or any of its Affiliates conducts business, including any area of mutual interest agreements;
(i)any agreement between Seller, on the one hand, and any Affiliate of Seller, on the other hand;
(j)the MOI Mortgage and MOI Note; and
(k)any agreement that constitutes a material modification in respect of any of the foregoing.
“Mcf” means one thousand cubic feet of natural gas volume.
“MOI Assets” is defined in Schedule 8.3(e).
“MOI Mortgage” is defined in Schedule 8.3(e).
“MOI Note” is defined in Schedule 8.3(e).
“Net Acre” means, with respect to each Lease described on Exhibit A-1, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage of the oil, gas, and other minerals underlying such lands owned by the lessor of such Lease, multiplied by (c) OpCo’s undivided interest in such Lease; provided, however, that in the event that a Lease covers separate tracts or depths with different ownership, the Net Acres will be calculated separately for each such tract or depth.
“Net Casualty Loss” is defined in Section 8.4.
“Non-Compete Assets” is defined in Section 8.6(a).
“Non-Recourse Party” is defined in Section 15.13.
“NORM” means naturally occurring radioactive material.
“NRI” means the interest in and to all Hydrocarbons produced, saved, and marketed from or allocated to a Lease or Well after giving effect to all Burdens thereon.
“NYSE” is defined in Section 7.9.
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“OpCo” is defined in the preamble.
“Outside Date” means August 15, 2021; provided, however, the Outside Date shall automatically be extended for 60 days in the event the filing of the preliminary Proxy Statement with the SEC shall have occurred on or before June 8, 2021, and the Stockholders Meeting shall have not been held on or before August 1, 2021.
“Parties” and “Party” are defined in the preamble.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permit” means any credit, permit, license, approval, waiver, or similar qualification or authorization issued or given by any Governmental Authority.
“Permitted Encumbrances” is defined in Section 4.1(a).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.
“Phase I Activities” means a Phase I Environmental Site Assessment pursuant to ASTM Standard Practice E1527-13 for Environmental Site Assessments: Phase I Environmental Site Assessment Process, with modifications to expand the scope as agreed to by OpCo.
“Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on, or after the Effective Time: (a) the necessary and proper plugging, replugging, and abandonment of the Wells; (b) the necessary and proper removal, abandonment, and disposal of all structures, pipelines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (c) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets in connection with any plugging, replugging, or abandonment of the Wells; (d) to the extent not covered by clause (b) above, the necessary and proper removal, abandonment, and decommissioning of the Facilities or otherwise comprising part of the Assets; and (e) the necessary and proper restoration of the surface and subsurface of the Lands included in the Assets (including any required reclamation) to the condition required by applicable Laws and contracts.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.
“Preliminary Settlement Statement” is defined in Section 2.3(b).
“Proceeding” means any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.
“Properties” means, collectively, the Units, Leases, Lands, and Wells.
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“Property Expenses” is defined in Section 2.3(c).
“Property Taxes” means all ad valorem, real property, personal property, and all other similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes imposed on any transfer of the Assets under this Agreement.
“Proxy Statement” is defined in Section 8.5(a).
“Push-Out Election” means the election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable.
“Records” means all books, files, records, information and data (including all accounting and Tax information and data), whether written or electronically stored, in each case to the extent relating to the Assets, including: Lease files, land files, right-of-way files, Well files and records, Facility files, production records, mineral ownership reports, land and title records, surveys, maps, title opinions, product purchase and sale, gathering, and processing contracts, division order files, title information, production data, reports, maps, and logs.
“Regalo Field Yard” means that 5.0-acre parcel of land described as Lot 11 out of the J.W. Thornhill Survey, Abstract 1046, Section 80, Block 14, B&TC RR Co. Survey, Irion County, Texas, and more particularly described on Exhibit “A” to the Regalo Lease.
“Regalo Lease” means the Lease Agreement effective as of July 1, 2014, between OpCo and Regalo Land Company, LLC, a Texas limited liability company, and covering the Regalo Field Yard.
“Rejection Notice” is defined in Section 5.2(a).
“Release” means the actual spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom), however defined, whether intentional or unintentional, into the environment.
“Remediate” or “Remediation” means action taken to investigate, remove, correct, and/or remediate an Environmental Defect in accordance with applicable Environmental Laws; provided, however, as used in this definition, investigations do not include any Environmental Assessments or Invasive Activities.
“Remediation Costs” means the Lowest Cost Response sufficient to Remediate a particular Environmental Defect, calculated net to Seller’s interest. The Remediation Costs do not include (a) the costs of Buyer’s and/or its Affiliate’s employees, project manager(s), or attorneys, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities in connection with operation of the Assets, (c) overhead costs of
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Buyer and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, and (e) costs or expenses relating to the assessment, remediation, removal, abatement, transportation, and disposal of any asbestos, asbestos containing materials, NORM, or TE-NORM.
“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, lenders, auditors, accountants, attorneys, reserve engineers, and representatives of a Person.
“Required Consent” means any Consent that, if not obtained by Closing, would, by the express terms of the applicable instrument or Contract (a) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the conveyance of an Asset or (b) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the underlying Asset, including any such restriction that by its express terms includes words such as or with similar effect as “the failure to obtain such Consent will void the assignment” or “the failure to obtain such Consent will void this lease”.
“Required Information” means
(a)financial information relating to OpCo and the Assets reasonably requested by Earthstone reasonably necessary for Earthstone to prepare a customary pro forma consolidated balance sheet and pro forma consolidated statements of income and cash flows for the fiscal year most recently ended for which audited financial statements are required and similar financial information for the three months ended March 31, 2021;
(b)a reserve report relating to the Assets prepared by an independent petroleum engineering firm as of December 31, 2020; and
(c)all other financial, operating and oil and gas reserve data and other information relating to Seller/OpCo and the Assets of the type and form customarily included in a proxy statement under Section 14(a) of the Exchange Act or registration statement on Form S-4 under the Securities Act.
“Restricted Asset” is defined in Section 4.5(a).
“Restricted Opportunity” means any opportunity for the leasing, acquisition, farm-in, exploration, development, production, or any combination of the foregoing, of oil, gas or other Hydrocarbon leases in the Designated Area.
“Restricted Persons” is defined in Section 8.6(a).
“Retained Liabilities” is defined in Section 14.2.
“Reverse Termination Fee” is defined in Section 11.2(c).
“RoyaltyCo” is defined in the preamble.
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“Scheduled Closing Date” is defined in Section 12.1.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” is defined in Section 7.10.
“Securities” means any class or series of equity interest in Earthstone, including the Common Stock, the limited liability company interests of each limited liability company that is a Subsidiary of Earthstone, and the common stock of each corporation that is a Subsidiary of any Party.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” is defined in Section 8.1(c)(1).
“Seller” is defined in the preamble.
“Seller Bonds” means, collectively, all surety instruments, bonds, letters of credit, or guarantees, if any, posted by OpCo with any Governmental Authority or third Persons and relating to the Assets.
“Seller’s Certificate” is defined in Section 12.3(g).
“Seller Group” means, individually and in any combination, (a) Seller and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Seller in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, heirs, or devisees.
“Seller Taxes” means (a) Income Taxes imposed by any applicable Law on Seller, any of Seller’s direct or indirect owners or Affiliates or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (b) any Asset Taxes allocable to Seller under Article IX (taking into account, and without duplication of, (1) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Base Purchase Price made under Section 2.3 and/or Section 13.1, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes under Section 9.3); (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets; (d) any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition) attributable to the ownership or operation of the Assets for any Tax period (or portion thereof) ending prior to the Effective Time; and (e) any Transfer Taxes allocated to Seller under Section 9.7.
“Seller-Operated Properties” means those Properties and other Assets that OpCo (or its Affiliates) is designated or was designated as operator under applicable Laws or Contract solely during the period of time such Properties are operated by OpCo (or its Affiliates).
“Sequel” is defined in Section 8.1(d).
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“Sequel Purchase” is defined in Section 15.20(b).
“Severance Taxes” mean all extraction, production, sales, use, excise, severance, and all other similar Taxes with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes imposed on any transfer of the Assets under this Agreement.
“Side Letter” is defined in Section 12.3(o).
“Significant Earthstone Stockholders” is defined in the recitals.
“Significant Holders” means (a) EnCap Energy Capital Fund VIII, L.P, and (b) ZIP Ventures I, L.L.C.
“Specified Exceptions” is defined in Section 14.9(f).
“Stock Consideration” is defined in Section 2.1(a)(2).
“Stock Consideration Value” means $34,028,000.00.
“Stockholder Approval” means the affirmative vote or consent of (a) at least a majority of the outstanding shares of Common Stock that are represented in person or by proxy at the Stockholders Meeting in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the issuance of the Stock Consideration and (b) a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby, including the issuance of the Stock Consideration.
“Stockholders Meeting” is defined in Section 8.5(b).
“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
“Supporting Documentation” for a particular Title Defect means, (a) if the basis is derived from any document, a copy of such document (or pertinent part thereof) or (b) if the basis is derived from any gap in Seller’s chain of title, the recorded documents, run sheet, or other evidence showing such gap, or (c) if the basis is not as described in clauses (a) and (b), then reasonable, written documentation that is sufficient for Seller to verify the existence of the alleged Title Defect.
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“Surface Interests” is defined in Section 1.2(h).
“Suspense Funds” means funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled therewith.
“Target Formation” means, as applicable:
(a)with respect to each Well, the completed formation(s) for such Well; or
(b)with respect to each Lease, either (1) the Wolfcamp Formation, or (2) if the depths described on Exhibit A-1 for such Lease do not cover the entire Wolfcamp Formation, then those depths described on Exhibit A-1, as applicable, for such Lease only insofar as such depths cover any part of the Wolfcamp Formation.
“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, privilege taxes, conservation taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, unclaimed property, and escheat obligations and charges of the same or of a similar nature to any of the foregoing.
“Tax Controversy” is defined in Section 9.9(d).
“Tax Partnership” is defined in Section 6.13(j) and shall include the tax partnerships created pursuant to the applicable Tax Partnership Agreements executed in connection with the JDAs.
“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund, or other written information provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any and all attachments, amendments, and supplements thereto.
“TE-NORM” means technologically enhanced NORM.
“Termination Fee” means an amount, in cash equal to the lesser of (a) all of Buyer’s and Earthstone’s reasonable and documented out-of-pocket costs and expenses incurred by Buyer and Earthstone and paid (or payable) to third Persons that are not an Affiliate of Buyer or Earthstone (or both of Buyer and Earthstone), or (b) $500,000.00.
“Third-Party Claim” is defined in Section 14.5(b)(1).
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“Title Arbitrator” is defined in Section 4.4(b).
“Title Benefit” is defined in Section 4.3(a).
“Title Benefit Amount” is defined in Section 4.3(d).
“Title Benefit Notice” is defined in Section 4.3(b).
“Title Benefit Notice Date” means the date that is one Business Day prior to the Defect Notice Date.
“Title Defect” is defined in Section 4.1(c).
“Title Defect Adjustment” is defined in Section 4.2(d)(2).
“Title Defect Amount” is defined in Section 4.1(d).
“Title Defect Notice” is defined in Section 4.2(c).
“Title Defect Property” is defined in Section 4.2(c).
“Title Disputed Matters” is defined in Section 4.4(a).
“Title Threshold” means an amount equal to $50,000.00 (on an 8/8ths basis).
“Transaction” is defined in Section 2.1(d).
“Transaction Documents” means each of the documents delivered at Closing under Section 12.3 together with all other documents, certificates, and instruments delivered under this Agreement.
“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, real estate transfer, land transfer, stamp, documentary, notarial, filing, recording, and similar Taxes (excluding Income Taxes, Severance Taxes and Property Taxes).
“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.
“Unadjusted Base Purchase Price” means (a) the Cash Consideration, plus (b) the Stock Consideration Value.
“Unaudited Interim Financials” is defined in Section 8.9.
“Units” is defined in Section 1.2(a).
“Unresolved Claim” is defined in Section 14.5(e)(3).
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“Voting Agreement” is defined in the recitals.
“Wells” is defined in Section 1.2(b).
“WI” means the percentage interest in and to a Lease or Well that is burdened with the obligation to bear and pay costs and expenses of exploration, drilling, maintenance, development, abandonment, and operations on or in connection with such Lease or Well required to be borne with respect thereto, but without regard to the effect of Burdens.
“Wolfcamp Formation” means the stratigraphic equivalent of the entire correlative interval between 6,175 feet measured depth and 7,549 feet measured depth in the KMSV #1 Well (API No. 42-235-35963).
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